                                                                    EXHIBIT 10.1




                        PIONEER 1998 DIVESTITURE PACKAGE





                          PURCHASE AND SALE AGREEMENT

                                 by and between


                      PIONEER NATURAL RESOURCES USA, INC.

                                   as Seller


                                      and

                             COSTILLA ENERGY, INC.

                                  as Purchaser

                               TABLE OF CONTENTS

                                              ARTICLE 1.  SALE AND PURCHASE
      Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      Sale and Purchase.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      Excluded Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
      Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                                ARTICLE 2.  CONSIDERATION

      Consideration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      Manner of Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      Like Kind Exchange Option.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
      Performance Deposit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
      Allocations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                   ARTICLE 3.  DEFECTS

      Definition of Acceptable Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      Definition of Permitted Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      Environmental and Physical Assessment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      Identified Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
      Notice of Defects.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      Remedy for Defects. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      Special Defects.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      Preferential Purchase Rights and Consents to Assign.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                   ARTICLE 4.  SELLER'S REPRESENTATIONS AND DISCLAIMERS

      Existence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      Power.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Foreign Person. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Permits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      LIMITATION AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                           ARTICLE 5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER
      Existence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      Power.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Investment Intent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Sophisticated Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Economic Risk . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Financing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Accredited Investor.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                            ARTICLE 5A.  ADDITIONAL COVENANTS

      Maintenance of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      No Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      Access to Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Permissions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                        ARTICLE 6.  SELLER'S CONDITIONS OF CLOSING

      Representations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Performance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Officer's Certificate.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Pending Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                      ARTICLE 7.  PURCHASER'S CONDITIONS OF CLOSING

      HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      Seller's Performance .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                   ARTICLE 8.  CLOSING.

      Time and Place of Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      Closing Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      Shareholder and Board Approval of Transaction; Closing Date Extension . . . . . . . . . . . . . . . . . . . . .  31

                                         ARTICLE 9.  POST-CLOSING OBLIGATIONS
      Receipts and Credits; Suspense Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      Costs and Liabilities; Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
      Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      Delivery of Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      Access to Data and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      Purchaser's Release of Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      Retroactive Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Inducement to Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Purchaser's Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Related Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Evidence of Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Seller's Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
      Release of Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                 ARTICLE 10.  TERMINATION

      Right of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
      Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                    ARTICLE 11.  TAXES

      Apportionment of Ad Valorem and Property Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
      Sales Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
      Other Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
      Cooperation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                      ARTICLE 12.  PHYSICAL CONDITION OF THE ASSETS

      Prior Use of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
      Assumption of Assets in Present Condition.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
      Casualty Loss.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                   ARTICLE  13.  MISCELLANEOUS
      Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Assignability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
      DTPA Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Damages.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      No Third Party Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Not to be Construed Against Drafter.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Publicity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Accounting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Operatorship. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
      HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      Seller's Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      Time of Performance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      No Partnership Created. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      Express Negligence Rule; Conspicuousness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      Arbitration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      Filing and Recording. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

Exhibit "A"      Subject Properties
Exhibit "A-I"    Alongside Interests
Exhibit "B"      Form of Assignment and Bill of Sale
Exhibit "C"      Lands
Schedule 1 to Exhibit "A"    Compressor Inventory List (GC Only)
Schedule 2 to Exhibit "A"    Non-leasehold Equipment (GC Only)
Schedule 3 to Exhibit "A"    Victoria Office & Yard (GC Only)
Schedule 4 to Exhibit "A"    Undeveloped Leasehold (All)
Schedule 5 to Exhibit "A"    Vehicle Report (All)
Schedule 6 to Exhibit "A"    Gas Plants (PB & MC)
Schedule 3.1     Warwink Wells
Schedule 3.6A    ARIES Proved Developed Producing
Schedule 3.6B    NonARIES Producing Mineral Wells
Schedule 4.9     Litigation Schedule
Schedule 9.11    Purchaser Assumed Litigation
Schedule 13.24   Arbitration

                          PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (this "Agreement") is made this 4th day of September 1998, by and between PIONEER NATURAL RESOURCES USA, INC., a Delaware corporation ("Seller"), and COSTILLA ENERGY, INC., a Delaware Corporation ("Purchaser").


                                   RECITALS:

         WHEREAS, on the terms and conditions provided in this Agreement, Seller has agreed to sell and Purchaser has agreed to purchase certain of Seller's interests in certain oil and gas leases, agreements, contracts, real property, personal property, equipment and related rights hereinafter defined.

         NOW, THEREFORE, for good and valuable consideration and for the mutual covenants contained herein, Seller and Purchaser hereby agree as follows:


                         ARTICLE 1.  SALE AND PURCHASE

         1.1. Effective Time. The effective time and date of the purchase and sale contemplated hereby shall be 7:00 a.m. October 1, 1998 at the site of the respective Subject Properties as defined below (the "Effective Time").

         1.2. Sale and Purchase. Subject to the terms and conditions herein contained, at Closing, as defined below, and effective as of the Effective Time, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, accept and receive, the right, title, and interest, if any, of Seller as of the Effective Time [and, as to 1.2(a) below (the "Sale Interest")] in and to the following described assets, less and except the Excluded Assets (the "Assets"):

         (a) the oil, gas and mineral leases and leasehold interests appurtenant to the wells and/or Units described in Exhibit "A" attached hereto and incorporated herein to the extent and only to the extent they cover the lands described on Exhibit C attached hereto together with Seller's interest in any pooled, communitized or unitized acreage to the extent and only to the extent any such interest directly pertains to such wells and lands and all of the rights appurtenant thereto (the "Subject Properties") (said interests to include all of the lands covered by said leases appurtenant to the wells on Exhibit "A" except in the instance(s) where Seller has retained a well on or other rights or interests in said leases and leaseholds in which event Purchaser shall receive the pro-ration acreage attributable to the affected well(s) listed on Exhibit "A" (or other minimum spacing unit or acreage applicable) or such other lands as Purchaser and Seller may agree, said lands to be described on Exhibit "A" to the Assignment and Bill of Sale.);

         (b) to the extent, and only to the extent, attributable or allocable to the Subject Properties: (1) all wells (including, but not limited to, the wells described in Exhibit "A" and all other oil, gas, injection and water wells whether plugged or unplugged and whether abandoned or not) ("Wells"), equipment, gathering pipelines, gas facilities, gathering systems, gathering, storage, distribution, treating, processing and disposal facilities and tanks, tools, buildings, and all other real or tangible personal property and fixtures which, as to each of the foregoing items, are located on or directly and solely related to the Subject Properties, including, without limitation, items of personal property described in Schedules 1, and 2, to Exhibit "A", and specifically including portable tools, snow vehicles, equipment, inventory, and the vehicles listed on Schedule 5 to Exhibit "A" (collectively, the "Rolling Stock") used exclusively on or exclusively appurtenant to the Subject Properties or the Wells but except as provided above, excluding personal property not solely appurtenant to the Wells and personal property temporarily located on the Subject Properties; (2) all oil, gas, mineral and other hydrocarbon substances produced, saved and sold on or after the Effective Time; (3) to the extent the same are assignable or transferable by Seller, all orders, contracts, title opinions and documents, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, division of interest statements, participation agreements, gas purchase, sale transportation and processing agreements and all other agreements and instruments; (4) all surface leasehold and surface fee estates (but only to the extent overlying and within the boundaries of the lands comprising the Subject Properties or exclusively appurtenant to or exclusively held and exclusively used in connection with the operations of the Subject Properties), easements, rights-of- way, licenses, authorizations, permits and similar rights and interests, limited by and subject to the rights, conditions and restrictions of third parties; (5) to the extent assignable and limited by and subject to the rights of third parties, lease files, land files, operating files, well files, oil and gas sales contract files, gas processing files, logs, test data, production histories, division order files, abstracts, title files and materials, and all other books, files and records (the "Records"), and all rights thereto, limited by and subject to the rights of third parties; (6) all other rights, privileges, benefits and powers conferred upon the owner and holder of interests in the Subject Properties;
                 (7) all other interests in oil, gas and other minerals of whatever nature directly appurtenant to the Subject Properties, including, without limitation, all fee mineral and royalty interests, reversionary interests, farmout rights and overriding royalty interests; (8) a license, on Seller's customary terms, to all existing seismic and geophysical raw data possessed by Seller on the Effective Time, wholly owned by Seller, to the extent and only to the extent covering the area directly within the boundaries of the Subject Properties or within one mile of the Subject Properties (but only to the extent it does not cross over onto the boundary of a retained interest of Seller or an Excluded Asset) and only to the extent permitted by the applicable agreements and subject to all rights of third parties and all conditions or restrictions imposed by said third parties.

         (c) to the extent and only to the extent necessary for the ownership, use or development of the Subject Properties and limited by and subject to the rights of and conditions or restrictions imposed by third parties and applicable agreements, the concurrent, nonexclusive right of ingress and egress with respect to the fee, fee mineral, leasehold and royalty retained or owned by Seller in the area of the Subject Properties.

         (d) the wells, real or personal property (or mixed property), interests, assets, facilities or equipment identified on Exhibit "A", Schedules 1, 2, 3, 4, 5 or 6, which may or may not be expressly included in the engineering data previously furnished to Purchaser but which constitute a part of the Subject Properties and those interests, assets, facilities and equipment appurtenant to the Subject Properties but which are identified subsequent to the Execution Date by and placed on Exhibit "A" or any of the Schedules listed immediately above prior to Closing by Seller.

         (e) the interests described on Exhibit "A-I " attached hereto when offered by the owners thereof prior to Closing shall be purchased by Purchaser at Closing for a value proportionate to the allocated value of Seller's related interest in said Asset, whether or not such interests are acquired by the Seller on or prior to Closing, unless such interests are subject to Defects specifically included in any Notice of Defects delivered hereunder, in which case, at Seller's sole option, (i) such affected interest shall be excluded from the Assets or (ii) the value with respect to such interest shall be reduced by the lesser of the cost to cure said defect or the said defect value not to exceed the proportionate allocated value for said interest and such interest shall be conveyed to Purchaser at Closing as part of the Assets. All such interests acquired by Purchaser shall be deemed to be a part of the Sale Interest and subject to the terms of this Agreement for all purposes and the Purchase Price shall be increased at Closing by the amount allocated to such acquired interests.

         (f) the undeveloped leasehold identified in Exhibit A and more fully described on Schedule 4 to Exhibit "A" together with all contract rights, personal property or other rights directly related thereto to the extent assignable, and subject to and limited by the rights of third parties and Related Agreements.

         (g) the domestic U.S. mineral interests, royalty and overriding royalty interests to the extent covering lands outside the areas, land, counties, or parishes in the states described on Exhibit E, with Seller expressly retaining, among other things, all right, title and interest in the domestic U.S. mineral interests, royalty and overriding royalty interests inside the areas, land, counties, or parishes in the states described on Exhibit E, (with such retained interests of Seller referred to as the "Excluded Minerals", with Excluded Minerals being considered Excluded Assets for purposes of this Agreement) provided, however, as to such Excluded Minerals should any land ultimately and specifically described on an Exhibit "A" to any Assignment and Bill of Sale delivered to Purchaser by Seller, pursuant to this Agreement (and an interest in said land is intended to be conveyed thereby) fall within the description for and conflict with the description of Excluded Minerals, then as to and only as to the specific lands described in the said Assignment and Bill of Sale between Seller and Purchaser, all mineral, royalty and overriding royalty interests of Seller, if any, to the extent and only to the extent directly pertaining to and within the boundaries of said specifically described lands shall not be considered to be Excluded Minerals and shall be considered to have been conveyed to Purchaser pursuant to the terms of this Agreement, and only to the extent assignable, and subject and limited by the rights of third parties and Related Agreements.

         (h) the plants (the "Gas Plants") described on Schedule 6 to Exhibit A and gathering systems appurtenant thereto to the extent assignable and subject to and limited by the rights of third parties and Related Agreements.

         1.3. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets do not include and Purchaser agrees and acknowledges that Seller has reserved and retained from the Assets and hereby reserves and retains unto itself any and all rights, titles and interests in and to (a) Excluded Minerals, leasehold and other interests pertaining to lands and leasehold not within the boundaries of the lands comprising the Subject Properties (b) the right of ingress and egress with respect to the Assets for the purpose of mining, drilling, exploring, operating, holding, producing and developing any interest including, without limitation, the oil, gas and mineral leasehold, fee, fee mineral and royalty interests retained or owned by Seller for oil, gas, minerals and other hydrocarbon substances, or other lawful substances, (c) seismic, geologic and geophysical records, information, and interpretations relating to the Assets, subject to Section 1.2 (b) (8) above and
Section 9.5 (iii), (d) any and all records which consist of previous or contemporaneous offers, discussions, or analyses associated with the purchase, sale or exchange of the Assets or any part thereof, proprietary or interpretive information, reserve data, internal communications, personnel information unrelated to the personnel interviewed and evaluated by Purchaser pursuant to
Section 13.20 below, tax information, information covered by a non-disclosure obligation and information or documents covered by a legal privilege;(the "Excluded Records") (e) originals or copies of Excluded Records and copies of records retained by Seller; (f) all claims rights and causes of action against third parties, asserted and unasserted, known and unknown relating to the period prior to the Effective Time relating to the Assets; (g) to the extent Seller has reserved interests, including deep rights, or to the extent Seller currently uses or may need to use the following rights for its operations in the area of the Subject Properties
Seller reserves concurrent interests in any and all applicable easements, rights of way, licenses, permits, contracts or other rights relating to the reserved interests or interests in the area; (h) communication equipment, leased or rented equipment or facilities, office equipment, computer equipment and software; (i) all pipelines, gas plants, equipment and rights of way owned or operated by Seller or any affiliate of Seller and which are not solely appurtenant to the Wells or used exclusively therewith (except the Gas Plants); (j) all oil in storage at the Effective Time; (k) wells, leases or leasehold interests or other interests described on Exhibit A or any Schedule thereto, which pursuant to and in accordance with this Agreement are not included in an Assignment and Bill of Sale or another conveyancing instrument delivered to Purchaser on or after Closing; (l) partnership interests, the Mesa Offshore Royalty Trust, other royalty trust interests or other interests of whatever nature listed on Exhibit A which Seller determines in its sole discretion it will be unable to convey at Closing, or unable to convey in a timely manner or without undue conditions or restrictions (as determined in Seller's sole discretion) in which event Seller will advise Purchaser, the affected interest will be removed from this Agreement, and an adjustment in the Purchase Price will be made at Closing by the allocation for said affected interest; (m) an overriding royalty equal to an undivided 1/32nd of eight eighths proportionately reduced to the interest conveyed by Seller pursuant to this Agreement in and to the WARWINK West wells and lands appurtenant thereto as identified in Exhibit A or Exhibit C to this Agreement; and (n) items excluded elsewhere in this Agreement, (a) through (n), collectively, the "Excluded Assets").

         1.4.    Defined Terms.

                 "Acceptable Title" has the meaning as set forth in Section
                  3.1.

                 "Act" means the Securities Act of 1933.

                 "Adjusted Purchase Price" has the meaning set forth in Section 2.1.

                 "Affiliate" means, as to any Person each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.

                 "Agents" has the meaning as set forth in Section 3.3.

                 "Assets" has the meaning as set forth in Section 1.2.

                 "Business Day" or "Business Days" means a day or days excluding Saturdays, Sundays and U.S. Legal Holidays.

                 "Casualty Loss" has the meaning as set forth in Section 12.3.

                 "Claims" has the meaning as set forth in Section 9.2.a.

                 "Closing" means the consummation of the purchase and sale of the Assets by Purchaser and Seller as contemplated in this Agreement.

                 "Closing Date" has the meaning as set forth in Section 8.1.

                 "Code" means the United States Internal Revenue Code of 1986 as Amended.

                 "Confidentiality Agreement" has the meaning as set forth in
                 Section 13.2.

                 "Days" or "days" means calendar days unless stated otherwise.

                 "Defect" and "Defects" has the meaning as set forth in Section 3.5.

                 "Deposit" has the meaning as set forth in Section 2.4.

                 "Effective Time" has the meaning as set forth in Section 1.2.

                 "Environmental Defect" means a condition or circumstance which constitutes a violation of applicable Environmental Laws

                 "Environmental Laws" means any and all Laws that relate to:
                 (a) the prevention of pollution or environmental damages, (b) the abatement, remediation or elimination of pollution or environmental damage, (c) the protection of the environment generally, and/or (d) the protection of Persons or property from actual or potential exposure (or the effects of exposure) to pollution or environmental damage; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended the Hazardous and the Solid Waste Amendments Acts of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

                 "Examination Period" has the meaning as set forth in Section
                 3.3.

                 "Excluded Assets" has the meaning as set forth in Section 1.3.

                 "Execution Date" means the date on which the last of the Parties executes this Agreement.

                 "Final Accounting" has the meaning as set forth in Section 13.17.B.

                 "Final Accounting Date" has the meaning as set forth in
                 Section 13.17.B.

                 "HSR Act" has the meaning as set forth in Section 13.19.

                 "Identified Claims" has the meaning as set forth in Section
                 3.4.

                 "Imbalances" has the meaning as set forth in Section 9.1.

                 "Knowledge of Seller [or Purchaser, as the case may be]", or "to the best of Seller's [or Purchaser's as the case may be] knowledge and belief" or words of similar import shall mean only the then existing actual non-privileged knowledge of any president or vice president (without obligation of further inquiries) of Seller [or Purchaser, as the case may be], and is not intended to imply that such party in fact has actual knowledge of the subject matter to which such terms apply.

                 "Laws" means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity (whether federal, state or local) or tribal authority having appropriate jurisdiction.

                 "Letter Agreement" has the meaning as set forth in Section
                 13.2.

                 "NORM" has the meaning as set forth in Section 9.2.c.

                 "Notice of Defects" has the meaning as set forth in Section
                 3.5.

                 "Notice Period" has the meaning as set forth in Section 9.2.d.

                 "Party" means either Purchaser or Seller.

                 "Parties" means collectively the Purchaser and Seller.

                 "Permitted Encumbrances" has the meaning as set forth in
                 Section 3.2.

                 "Person" means and individual, corporation, partnership, association, join stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or other governmental unit or other agency or subdivision thereof, or any other legally recognizable entity.

                 "Gas Plants"  has the meaning set forth in Section 1.2(h);

                 "Preferential Rights" has the meaning as set forth in Section 3.2.c.

                 "Property" is the real property or properties, surface and subsurface, in which and on which the Assets, or any portion thereof, are located or pertain and includes the land, if any, described or referred to in Exhibit "A".

                 "Property Taxes" has the meaning as set forth  in Section
                 11.1.

                 "Purchase Price"  has the meaning as set forth in Section 2.1.

                 "Records" has the meaning as set forth  in Section 1.2.b.

                 "Related Agreements" has the meaning as set forth in Section 9.10.

                 "Representative" and "Representatives" have the same meanings as set forth in Section 9.2.f.

                 "Sale Interest" has the meaning as set forth  in Section 1.2.

                 "Subject Properties" has the meaning as set forth in Section 1.2.a.

                 "Suspense Funds" has the meaning as set forth  in Section 9.1.

                 "Title Defect" has the meaning as set forth  in Section
                 3.5.(a).

                 "Wells" has the meaning as set forth  in Section 1.2.b.

                           ARTICLE 2.  CONSIDERATION

         2.1.    Consideration.   As consideration for this Agreement and the
benefits contained herein, at Closing, Purchaser (i) shall pay to Seller Four Hundred and Ten Million Dollars $410,000,000 (US$) (the " Purchase Price"), as may be adjusted pursuant hereto (the "Adjusted Purchase Price) The Purchase Price has been allocated by Purchaser as provided on Exhibit "A". From December 15, 1998 until Closing the Purchase Price shall earn and accrue interest to the benefit of Seller at a rate equal to that earned on the Deposit. Said interest on the Purchase Price shall be paid or credited to Seller at Closing. If Seller has delayed Closing by exercise of its rights pursuant to Section 8.1. then interest on the Purchase Price will not accrue during of the period of delay but upon the end of the delay period interest will again accrue on the Purchase Price until Closing and paid or credited to Seller at Closing at the rate and in the manner provided above without adjustment to the Purchase Price.

         2.2. Manner of Payment. At Closing, except as provided in the following Section 2.3, Purchaser shall pay Seller or Seller's designee the Adjusted Purchase Price by wire transfer of immediately available funds as follows:

                 Account:                 Pioneer Natural Resources USA, Inc.
                 Account No:              1290288845
                                          NationsBank, N.A.
                 ABA Routing No:          111000012
                 Attention:               Frank Stowers
                                          NationsBank  N.A.-Midland
                                          (915) 685-2179

         2.3. Like Kind Exchange Option. Seller and Purchaser hereby agree that Seller, in lieu of the sale of the Assets to Purchaser for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary in order to accomplish the transactions contemplated hereby in a manner that will comply, either in whole or in part, with the requirements of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended ("Code"). In the event Seller assigns its rights under this Agreement pursuant to this Section 2.3, Seller agrees to notify Purchaser in writing of such assignment before Closing. If Seller assigns its rights under this Agreement, Purchaser agrees to (i) consent to Seller's assignment of its rights in this Agreement, (ii) deposit the Adjusted Purchase Price with the qualified escrow or qualified trust account designated by Seller at Closing, and (iii) take such further actions, at Seller's cost, as are reasonably required to effectuate the transactions contemplated hereby pursuant to Code Section 1031, but, in so acting, Purchaser shall have no liability to any Party in connection with such actions. All risks associated with any like kind exchange and compliance thereof with applicable laws, rules and regulations shall be the sole responsibility of Seller, and Seller agrees to indemnify and hold Purchaser harmless from and against all costs, expenses, liabilities and obligations which arise as a result of Purchaser's agreement contained in this Section 2.3.

         2.4. Performance Deposit. Prior to the execution hereof or upon the execution hereof Purchaser, as evidence of good faith, has paid or shall pay to Seller twenty five million U.S. dollars ($25,000,000) (the "Deposit") in immediately available funds by wire transfer pursuant to Section 2.2 above or by Cashiers Check. Except as provided in this Agreement the Deposit will not bear interest for Purchaser and is not refundable. If Closing occurs, such Deposit and any interest accruing thereon during the period from the Execution Date to the Effective Time shall be credited to Purchaser at the Closing. From October 1, 1998 to Closing any interest on the Deposit shall be credited to Seller, without any adjustment to the Purchase Price for such accrued interest credited to Seller. If Closing does not occur or the Agreement is terminated, the Deposit (including any accrued interest) shall be applied as provided in
Section 10.2. Until disposed of in accordance with the terms of this Agreement or until termination of this Agreement, the Deposit shall be held and invested by Seller in marketable obligations issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America, or in money market and/or mutual funds that invest solely in such obligations.

         2.5.    Allocations.   Within five (5) calendar days after receipt of
an allocation request from Seller, Purchaser will deliver to Seller a good faith allocation of the Purchase Price to each of the Subject Properties or Assets not previously allocated under 2.1 above.

                              ARTICLE 3.  DEFECTS

         3.1. Definition of Acceptable Title. As used herein, the term "Acceptable Title" shall mean, as to the Gas Plants such right, title and interest of that ownership interest expressed on Schedule 6 to Exhibit A that is free and clear of all liens and encumbrances except for "Permitted Encumbrances" provided, however that the presence of a preferential right to purchase provision shall not be considered to be a Defect as defined in Section
3.5 below and, as to the Subject Properties except the wells listed on Schedule 3.1, the, "WARWINK" wells and the lands appurtenant thereto which are expressly excluded from the Defect provisions of this Agreement and upon which Purchaser shall not be permitted any claim for Defects including without limitation Identified Claims, such right, title and interest that as to the existing production from the currently producing intervals in the wells, (a) entitles Seller to receive not less than the net revenue interest set forth in Exhibit "A" of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the currently producing horizons of the respective Subject Properties, (b) obligates Seller to bear costs and expenses relating to the maintenance, development, and operation of all wells drilled to horizons with current production relative to the respective Subject Properties in an amount not greater than the working interest set forth in Exhibit "A", unless there is a corresponding increase in the applicable net revenue interest, and
(c) except for Permitted Encumbrances, is free and clear of all liens, claims and encumbrances; provided, however that the presence of a preferential right to purchase provision shall not be considered to be a Defect as defined in
Section 3.5 below. Purchaser acknowledges and agrees that any net revenue interests and working interests reflected on Exhibit "A" are for the convenience of Seller and Purchaser and included solely for the purpose of determining Acceptable Title prior to Closing; Seller does not and shall not represent or warrant that the Sale Interest is equal to any such interests in any respect, but agrees that (i) for purposes of determining Defects prior to Closing, with respect to those Subject Properties listed on Exhibit "A" with "0.0000" "APO" interests, the "APO" interests shall be deemed to be the same as the corresponding "BPO" interests, and (ii) Purchaser may assert as a Title Defect (as defined in and pursuant to Section 3.5 below) any matter reasonably expected, as to existing production, to reduce the net revenue interest assigned to such Subject Property or well or any matter reasonably expected, as to existing production, to increase the working interest assigned to such Subject Property and well unless there is a corresponding increase in the applicable net revenue interest.

         3.2. Definition of Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" shall mean the following items, provided none of the following items shall operate, as of Closing, to increase the working interest of Seller as set forth in Exhibit "A" for any of the Subject Properties, without a corresponding increase in the applicable net revenue interest, or decrease the net revenue interest of Seller set forth in Exhibit "A" for any of the Subject Properties:

         (a) lessors' royalties, overriding royalties, production payments, reversionary interests and similar burdens;

         (b)     division orders and sales contracts;

         (c) preferential rights to purchase not identified in writing to Seller pursuant to Section 3.7 below, or, if so identified, with respect to which, prior to Closing (1) waivers are obtained from the appropriate Parties, (2) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (3) appropriate Parties have exercised such rights and the Purchase Price has been adjusted where appropriate with reference to the value allocated in Exhibit "A" to the affected Asset ("Preferential Rights");

         (d) rights to consent to assignments required by this Agreement held by Persons other than governmental entities and not identified in writing to Seller pursuant to Section 3.7 below, or, if so identified, with respect to which, prior to Closing
                 (1) waivers or consents are obtained from the appropriate Parties, or (2) the prescribed time period for denying such consent has expired;

         (e) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens, assessments or charges arising in the ordinary course of business for obligations that are not yet due or delinquent, or if delinquent, that are being contested by Seller or the affected operator in good faith in the normal course of business;

         (f) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leasehold and fee estates or interests therein, which consents, notices, filings and/or other actions are customarily obtained after closing;

         (g) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations affecting the Assets which in the aggregate are not such as to interfere materially with the operation or use of any of the Subject Properties or materially reduce the value thereof;

         (h) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority affecting the Assets;

         (i) operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Subject Properties which are of public record or contained in the Records or otherwise available to Purchaser and all actions taken or operations occurring in the normal course of business pursuant to such instruments;

         (j) Title Defects that Purchaser may have expressly waived in writing or which are deemed to have been waived pursuant to
                 Section 3.6;

         (k) all conveyances, reservations and exceptions of public record or contained in the Records affecting the Assets which in the aggregate are not such as to interfere materially with the operation or use of any of the Subject Properties or materially reduce the value thereof; and

         (l) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets which are not such as to interfere materially with the operation or use of the affected Subject Properties or materially reduce the value thereof.


         3.3. Environmental and Physical Assessment. Subject to the terms hereof and the Confidentiality Agreement, Purchaser shall have the right at its sole risk and expense to make an environmental and other physical assessment of the Assets during the period ("Examination Period") beginning on the Execution Date and ending at 5:00 p.m. on the forty fifth (45th) day after the Execution Date. If Purchaser desires to undertake an environmental assessment, both the consultant(s) and the scope of the proposed assessment, including testing protocols, must be acceptable to Seller before work may begin, however, Seller will not unreasonably withhold its acceptance and will respond to Purchaser's request in this regard by 5:00 p.m. the next business day after such request and Purchaser shall indemnify, defend and hold harmless Seller as provided in this Section 3.3. regarding the subject environmental assessment not withstanding Seller's "acceptance" of same. During Seller's normal business hours and subject to the terms of this Agreement Purchaser and its employees, contractors, lenders and consultants ("Agents") shall have the right to enter upon the Assets operated by Seller and all buildings and improvements thereon (and Seller shall use reasonable efforts to obtain permission for Purchaser to gain access to Assets operated by others but such access and the terms of such access cannot be guaranteed) inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be reasonably necessary or appropriate for the preparation of appropriate environmental and other reports relating to the Assets, their condition, and the presence of wastes or contaminants. Purchaser shall provide Seller with 48 hours prior notice of such activities related to the Assets, regardless of who operates the same, and Seller shall have the right to (i) witness all such tests and investigations, (ii) receive an equal distribution of all samples taken by Purchaser or its Agents, and (iii) prohibit such tests and investigations which it believes could materially damage its properties or business interests provided, however that if Purchaser disagrees with Seller's prohibition hereunder then parties shall discuss the reasons for such disagreement and if no consensus is reached on such issue, and if Seller does not remove the prohibition, either Purchaser or Seller may remove such Asset by written notice to Seller, or Buyer as the case may be, in which case the Purchase Price shall be reduced by said Asset's allocated value and provided that Seller shall have the right to terminate this Agreement if the Assets removed by Purchaser or Seller hereunder exceed 2% (two percent), individually or in the aggregate, of the Purchase Price. Entry onto the Assets by Purchaser or its Agents will be subject to third-party restrictions, if any, and to Seller's safety, industrial hygiene, and drug and alcohol policies and guidelines and Purchaser will be responsible for assuring compliance with same by itself and its Agents. Until the Closing, Purchaser and its Agents shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and not disclose any of the same to any Person unless otherwise required by law or regulation and then only after written notice to Seller of the need for disclosure and the identity of all intended recipients. Seller hereby grants Purchaser access to the Assets to conduct its environmental and other physical assessment upon the condition that, in accordance with Section 9.2, PURCHASER HEREBY INDEMNIFIES, DEFENDS AND HOLDS SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS OF WHATEVER NATURE FOR OR RELATED TO PERSONAL INJURY, DEATH OR PROPERTY DAMAGE ARISING OUT OF OR AS A RESULT OF THE ACTIVITIES BY OR ON BEHALF OF PURCHASER OR ITS AGENTS ON OR RELATED TO THE ASSETS IN CONDUCTING SUCH ENVIRONMENTAL AND PHYSICAL ASSESSMENTS OR THE EXERCISE OF ITS RIGHTS UNDER THIS SECTION 3.3.. If during the Examination Period, Purchaser determines in good faith that there is an "Environmental Defect", Purchaser may include notice of such Defect in any Notice of Defects delivered hereunder; provided, that any such matter not included in a Notice of Defects shall be and hereby is forever waived by Purchaser.

         3.4. Identified Claims. During the Examination Period and up to the fifty fifth (55th) day after the Execution Date, Seller shall make available to Purchaser for examination and copying (at Purchaser's cost) any of the Records and Seller's accounting records relating to the Assets as Purchaser may reasonably request. Seller shall also permit Purchaser's Representatives to consult with Seller's employees and Seller's independent contractors who have knowledge concerning the Assets during normal business hours regarding such records; provided, that such consultation shall not unreasonably disrupt the performance by such employee or independent contractor of its duties with Seller. If during the Examination Period, Purchaser determines in good faith that (i) royalties, rentals or other payments due in respect of the Assets prior to the Effective Time have not been paid (except for those amounts in suspense), or (ii) there are unsatisfied claims, demands, liabilities or obligations in respect of the Assets based upon omissions, events or occurrences prior to the Effective Time (collectively, "Identified Claims"), Purchaser may include notice of such Identified Claims in any Notice of Defects delivered hereunder; provided, that any such matter not included in a Notice of Defects shall be and hereby is forever waived by Purchaser.

         3.5. Notice of Defects. If any matter is discovered by Purchaser that, in Purchaser's reasonable, good faith opinion, would (a) cause any of the Sale Interest or the Gas Plants not to be Acceptable Title (a "Title Defect");
(b) constitute an Environmental Defect; or (c) constitute an Identified Claim ((a) through (c) to the extent that each such matter exceeds a value of $15,000.00 net to Seller's interest (other than for (b) which individual defects net to Seller's interest must exceed a minimum of $100,000.00) individually, a "Defect", and collectively, the "Defects"), then if the total value of all Defects exceeds five percent (5%) (the "Threshold")of the Purchase Price, Purchaser may provide written notice (a "Notice of Defects") thereof actually delivered to Seller not later than noon, on the fifty fifth (55th) day after the Execution Date but if such 55th day falls on a Saturday or Sunday then such notice may be delivered no later than noon on the next business day. A Notice of Defects shall specifically identify the Defect and include (i) the Purchaser's purported value of each specific Defect which value in the case of Title Defects and Identified Claims only cannot exceed the value of the affected Assets as set out on Exhibit "A", (ii) an identification of each affected Asset, (iii) Purchaser's basis for determining the existence and value of such Defect, together with all associated reports, opinions, data, valuations, assessments, conclusions and supporting calculations, and (iv) Purchaser's statement of steps necessary to cure each such Defect to its satisfaction, all of which shall be kept strictly confidential by Purchaser and its Agents prior to Closing on the affected Assets, except to the extent required by law, regulation or order of any court or other governmental authority or as may be necessary to address Defects identified in a Notice of
Defects.   On any occasion when Seller disputes the value of a purported
Environmental Defect submitted by Purchaser, Seller may at its sole cost retain a third party environmental consultant (the "Consultant") for the purpose of reviewing Purchaser's said Environmental Defect and the decision of said Consultant as to the value of the said Environmental Defect shall be binding on the Parties hereto for purposes of establishing the value of said Environmental Defect.

         3.6. Remedy for Defects. In Seller's sole discretion, but without obligation, it may, at its sole cost, take such steps as are reasonably necessary to cure or minimize Defects identified in a Notice of Defects. In addition to performing curative, Seller at its sole option and upon written notice to Purchaser may remove the affected Subject Property from this Agreement and adjust the Purchase Price by the Allocation for the removed Subject Properties unless Purchaser waives the subject Defect(s) by written notice within two (2) days after the date of Seller's notice to Purchaser hereunder. In the event Seller is unable or elects not to cure or minimize any or all Defects above the applicable 5% of Purchase Price Threshold shown in
Section 3.5 above and if any examination by Purchaser results in a finding that the interest of Seller is greater than stated in Exhibit "A" and such increase (which such increase must be identified in any notice to Seller), serves to increase the value of the Subject Property or component of the Assets, Seller and Purchaser may, at Seller's option, meet and use their best efforts to agree in good faith on the validity of each Defect claim and the need for and amount of any mutually acceptable Purchase Price adjustment.

         (a) Title Defect adjustments shall be made with reference (as a maximum) to the allocated value for each affected Asset as set forth in Exhibit "A" and with the following criteria:

                 (1) If the Defect is based on Seller's owning a different net revenue interest than that shown on Exhibit "A", then the adjustment will be the absolute value of the number determined by the following formula:

                                  (i) for instances where the correct interest is less than the interest expressed in Exhibit "A",

                          Adjustment = A x (1-[B/C])

                          A =     Allocation for the affected Asset
                          B =     correct net revenue agreed by the Parties for
                                  the affected Asset
                          C =     net revenue for the affected Asset as shown
                                  on Exhibit "A"

                                  (ii) for instances where the correct interest is greater than the interest expressed in the Exhibit "A", the formula would be the same except that ; B= Net revenue for the affected assets as shown on Exhibit "A" and C= The correct net revenue for the affected asset; provided , however, in either 1(i) or 1(ii) if either the numerator or denominator is zero (0), then the adjustment will unless agreed otherwise by the parties be the allocated value for the affected Subject Asset.

                 (2) If the claim is based on an obligation or burden that is liquidated in amount, then the adjustment will be the sum agreed by the Parties necessary to remove the obligation or burden from the affected Asset.

                 (3) If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum agreed by the Parties necessary to compensate Purchaser on the Closing Date for the adverse economic effect on the affected Asset.

         (i) Subject to (ii) below, if the amount of the adjustment for each Defect cannot be determined based on the above criteria, and if the parties cannot otherwise agree on the amount of an adjustment, Seller may, at its sole option and upon written notice to Purchaser, either:

                      (1) terminate this Agreement and refund the deposit and all accrued interest thereon subject to Section 10.2;

                      (2) remove the affected Asset from this Agreement and adjust the Purchase Price by the allocation for the Asset, or

                      (3) elect to resolve the dispute under the arbitration provisions of this Agreement.

         (ii) The Purchase Price will be adjusted only if the sum (i.e. offsetting of increases and decreases) of all adjustments under this section (not otherwise resolved hereto) as to Title Defects, or Identified Claims or Environmental Defects exceed and then only to the extent exceeding the Threshold. If the sum of all adjustments for Defects would result in the Purchase Price being reduced by more than ten (10) percent, Seller may, at its sole option, upon written notice to Purchaser, either:

                      (1) terminate this Agreement and refund the deposit and all accrued interest thereon subject to Section 10.2; or

                      (2) remove all or a portion of the affected Assets from the Agreement and adjust the Purchase Price by the allocation for the Assets.

         (b) Seller will have thirty days after receipt of Purchaser's Notice of Defects, or until five days before the Closing Date if it determines that an Environmental Defect (whether material or not) may exist with respect to an Asset, to elect any of the following:

                 (1) adjust the allocation for an Asset by a mutually acceptable amount reflecting Seller's proportionate share, based on its working interest, of the cost reasonably estimated to remediate the Environmental Defect (in the manner described below or by the Consultant) affecting the Assets:

                 (2) remove the affected Asset from this Agreement and adjust the Purchase Price by the allocation for the affected Asset.


                 (3) remedy, or agree to remedy, the Environmental Defect as provided below;

                 (4) or terminate this Agreement and refund the deposit and all accrued interest thereon subject to Section 10.2.

                 Seller may delay Closing until the end of this thirty-day period, which delay will be in addition to and under the same terms as Seller's right to delay Closing under Section 8.1.

                 If the Purchase Price is adjusted because of an Environmental Defect, the amount of the adjustment will be based on the cost to remediate the Environmental

                 Defect, but only to the level required by the Environmental Laws in effect on the Execution Date but not to exceed the allocation for the affected Asset(s). Seller may require Purchaser to remit the full allocation at Closing, without adjustment for the Environmental Defect, but if it does so, it will pay the amount of the adjustment to Purchaser when the remediation performed by Purchaser is complete under applicable law. If the cost to remediate exceeds the amount of the adjustment, Purchaser will pay the additional costs to remediate the Environmental Defect as required by applicable law.

         (c) If Seller elects or agrees with Purchaser to remediate an Environmental Defect or is required by governmental or regulatory agency to remediate a Environmental Defect, the following will govern the remediation:

                 (1) Seller will be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Environmental Defect or remediation. Purchaser may not make any independent contacts with agency, authority, or other third party with respect to the Environmental Defect or remediation and will keep all information regarding the Environmental Defect confidential, except in each instance to the extent required by applicable law.

                 (2) Seller will remediate the Environmental Defect to the level agreed upon by Seller and Purchaser, but in no event will Seller be required to remediate the Environmental Defect beyond the level required by the Environmental Laws in effect on the Execution Date.

                 (3) Purchaser will grant and warrant access to the Assets and entry on the Property after Closing to Seller, its Representatives, and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation.

                 (4) Purchaser will use its best efforts not to interfere with Seller's ingress or egress or assessment or remediation activities. Seller will make reasonable efforts to perform the work so as to minimize disruption to Purchaser's business activities and to the Assets and the Property.

                 (5) Seller will continue remediation of the Environment Defect until the first of the following occurs:

                          (a) The appropriate governmental authorities provide written notice to Seller or Purchaser that no further remediation of the Environmental Defect is required; or

                          (b) Seller determines that the Environmental Defect has been remediated to the level required by the Environmental Laws or as agreed by the Parties.

                          Upon the occurrence of either (a) or (b) above, Seller will notify Purchaser that remediation of the Environmental Defect is complete and provide a copy of the notification described in a (a) above, if applicable. Upon delivery of Seller's notice, Seller will be released, without further action or documentation, from all liability and have no further obligations under any provisions of this Agreement in connection with said Environmental Defect.

                 (6) Until Seller completes remediation of an Environmental Defect, Seller and Purchaser will each notify the other of any pending or threatened Claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the affected Assets or Property.

                 (7) After delivery of possession or Closing (whichever occurs first) and before Seller has completed remediation of an Environmental Defect, if a leak, spill, or discharge of any material or substance ("Occurrence") occurs on the Property or Assets, or any part of them, Purchaser will promptly notify Seller and act promptly to minimize the effects of the Occurrence. If a spill, leak or discharge occurs and Seller determines that it may affect that area where Seller is conducting remediation or assessment, Purchaser will hire a consultant (who must be acceptable to Seller) to assess the effect of the Occurrence on the environmental condition of the Property, Interest, and Seller's remediation work and the cost of the additional work required as the result of the Occurrence. Unless the Occurrence was caused solely by Seller, Purchaser will be responsible for the incremental cost of remediating the impact of the Occurrence. If Seller's remediation is expanded to incorporate remediation of the Occurrence, Purchaser will promptly pay its share of costs and expenses to Seller as the work is performed, within thirty days of receipt of invoices for the work (with supporting documentation). Payments not made timely will bear interest at a rate of twelve percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Purchaser's receipt of the invoice until paid.

                          If the cost of the additional work equals or exceeds the cost which would have been incurred but for the Occurrence, Seller will pay Purchaser the cost that would have been incurred by Seller to complete the remediation but for the Occurrence. As consideration for this payment, Purchaser will accept the environmental condition of the Property and Assets as they exist on the date of the payment, assume full responsibility for remediating the Property and Assets and related off-site contamination in accordance with this Agreement, and agree to release, indemnify, hold harmless, and defend Seller and its Representatives as to Claims arising from the Occurrence to the same extent as described in Article 9.

                 (8) If Seller undertakes remediation as to any Assets in which Seller's ownership was less than 100% Purchaser will bill the other working interest owners for their share of the remediation expenses. Regardless of whether Seller recoups any amount from the other working interest owners, Purchaser will refund to Seller, within sixty days of each Seller invoice, with documentation, any amounts expended by Seller over the amount formerly attributable to Seller's working interest share.

                 (9) If Seller will assess or remediate the Assets or Property after Closing, the Assignment and Bill of Sale or other recordable instrument will restate the rights and obligations of this section.

         (d) If the Aggregate Net Amount of Purchase Price adjustments mutually agreed and/or as a result of Seller's removal of Assets hereunder, plus the amount of any uninsured Casualty Losses and Casualty Losses not fully covered by insurance (to the extent of such deficiency only), plus the value of any of the Subject Properties (with reference to the allocated value thereof on Exhibit "A" as a maximum) to the extent taken in condemnation or under the right of eminent domain prior to the end of the Examination Period, or with respect to which proceedings for such purposes shall be pending or threatened in writing at such time, equals or exceeds twenty percent (20%) of the Purchase Price, or (ii) if the aggregate value of Subject Properties subject to Preferential Rights to be exercised at Closing equals or exceeds eighty percent (80%) of the Purchase Price, then Seller or Purchaser may, upon written notice to the other, terminate this Agreement, without liability or further obligation to the other party, subject to
                 Section 10.2. Seller shall have an absolute right to terminate this Agreement upon written notice to Purchaser, without liability or further obligation to Purchaser if the Defects presented by Purchaser exceed ten percent (10%) of the Purchase Price. Seller shall have no obligation hereunder to Purchaser or any Person to sell, convey deliver or otherwise transfer all or any part of the Assets if Purchaser or Seller terminates this Agreement pursuant to this Section 3.6. Purchaser agrees and acknowledges that Seller has no obligation to adjust the Purchase Price with respect to Defects.

                 If Closing occurs, Purchaser shall be deemed to have forever waived and/or assumed any and all Claims, known and unknown, arising from or related to any and all Defects or title to or defect or other condition of the Assets in whole or in part, including, without limitation, whether or not identified in a Notice of Defects, and notwithstanding the fact that Seller may not have cured any such Defect(s) to Purchaser's satisfaction, and Seller shall have no obligation with respect thereto. As used in this Agreement, the "Aggregate Net Amount" of Purchase Price adjustments shall be determined by subtracting from the value of all Defects asserted by Purchaser (y) the value of all interests by which Seller's actual interests in the Subject Properties exceeds the net revenue interests set forth on Exhibit "A" hereto, and (z) the value of Defects asserted by Purchaser which are cured or otherwise resolved to Purchaser's reasonable satisfaction.

         (e) Notwithstanding any provision in this Section 3.6 to the contrary, in the event Seller delivers a notice terminating this Agreement pursuant to this Section 3.6, Purchaser shall have until 5:00 p.m. on the first Business Day after receipt of said notice to forever waive, by written notice delivered to Seller on or before said date and time, Defects which constitute the grounds stated for termination in said termination notice and if Purchaser so waives said Defects and matters the notice of termination delivered by Seller shall be considered withdrawn.

         3.6A & 3.6 B     Special Defects.

         3.6A    Not withstanding anything contained in this Agreement to the contrary, if during the Examination Period Purchaser discovers, acting in good faith, that Seller owns no interest in any of the Subject Properties or the Gas Plants because the applicable oil and gas lease or leases have expired, have been disposed of, or otherwise, and Seller cannot cause any interest to be conveyed to Purchaser in the affected Subject Properties or Gas Plants then Purchaser may include any such matter ( a "Special Defect") in the Notice of Defects delivered pursuant to Section 3.5 and, if Seller, acting in good faith, agrees with the findings of Purchaser, without consideration of the Threshold Purchaser shall be entitled to a reduction in the Purchase Price equal to the agreed value of such Special Defects based on, and not to exceed, the allocated value of each affected Subject Properties or Gas Plants as set forth on Exhibit "A" and said Subject Properties or Gas Plants shall be removed from this Agreement, provided that any such matter not included in the Notice of Defects shall be and hereby is forever waived by Purchaser. Further, if during the Examination Period Purchaser discovers, acting in good faith, that the Working Interest and/or Net Revenue interests for the Reserves, and only for the Reserves, classified on Schedule 3.6A attached hereto as "Proved Developed Producing" (abbreviated as "PDP") shown in Seller's ARIES database delivered to Purchaser on August 29, 1998 (the "ARIES") which was used by Purchaser to evaluate the Subject Properties is greater than the respective interest for such Subject Properties shown in Exhibit "A", Purchaser shall without consideration of the Threshold (after providing notice of same to Seller in the Notice of Defects) be entitled to a reduction in the Purchase Price based on, and not to exceed, the allocated value of the affected Subject Properties using the formula shown in Article 3.6 (a)
(1)(i); provided, however, A= Allocated Value of the affected Subject Property, B= Respective Exhibit "A" Interest, C= Respective ARIES Interest, provided, however, that any matter not included in the Notice of Defects shall be and hereby is forever waived by Purchaser. Similarly, where the interest shown on the ARIES is less than that shown on Exhibit "A" whether asserted by Seller or Purchaser (and Purchaser shall in good faith include all such instances in any Notice of Defect), Seller shall be entitled to an increase in the Purchase
Price using the same formula with however, A= Allocated Value of the affected Subject Property, B= Respective ARIES Interest, C= Respective Exhibit "A" Interest ; provided however, if in either event that the numerator or the denominator is zero (0) then the adjustment would unless mutually agreed otherwise by the parties be the Allocated Value of the affected Subject Property.

         3.6B    With respect to any reduction to the purchase price resulting from the application of 3.6A above, Seller agrees that such reduction shall be offset by the value as agreed between the Seller and Purchaser of those wells listed on Exhibit A and which are identified on Schedule 3.6B which represent producing mineral interest that were not on ARIES.

         3.7. Preferential Purchase Rights and Consents to Assign. Upon written notification to Seller by Purchaser identifying Persons (and their addresses) holding preferential rights to purchase affecting the Assets or the right to consent with respect to any assignments required hereby, other than such consents of governmental authorities which are usually obtained in the normal course of business after Closing, actually received by Seller not later than the earlier of (i) fifteen (15) days prior to the Closing Date, or (ii) five (5) business days prior to the latest date prior to Closing permitted by the subject agreement for such notice to be provided, or upon Seller's own initiative but without any obligation to so initiate, Seller shall send notice of this Agreement to all such Persons (y) offering to sell to each such Person the Assets for which a preferential right is held on and subject to the terms hereof and for the same allocated value for such Assets reflected on Exhibit "A", or (z) requesting, where appropriate, consent to any assignment required in connection herewith. Notwithstanding the foregoing, Purchaser shall be ultimately responsible for obtaining all approvals and consents from each and every applicable Person, including, but not limited to, lessors, joint interest owners, farmors, sublessors, assignors, grantors, co-parties to Agreements, governmental bodies having jurisdiction, or other third parties and will provide Seller on or before the Closing Date with proof of each consent, approval or waiver. Purchaser shall be entitled to review and approve the form of all such notices; provided, that such approval shall not be unreasonably withheld or delayed. If, prior to Closing, any of such Persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions hereof, or if the period allowed for acceptance of the notice provided by Seller has not expired or will not expire as of Closing (subject to Seller's right to extend the date of Closing) then such Assets shall be excluded at Closing from the Assets to be conveyed to Purchaser under this Agreement and the Purchase Price shall be reduced by the allocated value of such Assets reflected in Exhibit "A"; provided, however, that if the holder of such preferential right fails to consummate the purchase of such Assets before, on or within a reasonable time after the Closing Date (taking into account the notice or acceptance period for the right of preferential purchase and a reasonable amount of time, as determined by Seller, to assemble documentation for such separate sale), then Seller shall promptly so notify Purchaser, and Seller shall sell immediately to Purchaser, and Purchaser shall purchase from Seller, for a price equal to the allocated value of such Assets and upon the other terms of this Agreement, the Assets to which the preferential purchase right was asserted. All Assets for which all preferential purchase rights have been waived or have not been accepted prior to expiration after timely notice of the acceptance period by the holder of such right, shall be sold to Purchaser at Closing pursuant and subject to the provisions of this Agreement. If one
(1) or more of the holders of any preferential purchase rights notifies Seller subsequent to Closing that it intends to assert its preferential purchase right, Seller shall give notice thereof to Purchaser, whereupon Purchaser shall satisfy all such preferential purchase right obligations of Seller to such holders including, but not limited to, transferring the affected Assets to the holder of such rights and shall indemnify and hold Seller harmless from and against any and all Claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection therewith, and Purchaser shall be entitled to receive upon satisfaction in full by Purchaser of all the foregoing obligations all proceeds received from such holders in connection with such preferential purchase rights. Purchaser shall indemnify and hold harmless Seller from and against any and all Claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) asserted or incurred at any time (whether before, on or after Closing) with respect to or arising directly or indirectly from the claims of any Person to a preferential purchase right affecting any of the Assets transferred to Purchaser hereunder.

              ARTICLE 4.  SELLER'S REPRESENTATIONS AND DISCLAIMERS

         Seller represents to  Purchaser that:

         4.1. Existence. Pioneer Natural Resources USA, Inc. is a Delaware corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Power. Seller has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not (a) violate any provision of Seller's Articles of Incorporation or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is a Party or by which Seller is bound,
(c) to the best knowledge and belief of Seller, violate any judgment, order, ruling, or decree applicable to Seller and entered or delivered in a proceeding in which Seller was or is a named Party, or (d) to the best knowledge and belief of Seller, violate any applicable law, rule or regulation.

         4.3.    Authorization.   The execution, delivery and performance of
this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4. Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Purchaser, and any such obligation or liability that might exist shall be the sole obligation of Seller.

         4.5.    Foreign Person.   Seller is not a "foreign person" within the
meaning of the Code.

         4.6. Permits. To the best of Seller's knowledge Seller possesses all material licenses, permits, certificates, orders, approvals and authorizations necessary to own the Assets and to carry on its business as now being conducted.

         4.7. Compliance with Law. To the best of Seller's knowledge, Seller is in material compliance with all laws, ordinances, rules, regulations and orders applicable to the Assets, including, without limitation, all environmental laws, ordinances, rules, regulations and orders, except to the extent of any non-compliance that is not reasonably expected to result in a material adverse affect on the Assets.

         4.8. Taxes. All ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom attributable to the Assets that have become due and payable have been properly and timely paid, except to the extent of any failure that is not reasonably expected to result in a material adverse effect on the Assets, and except to the extent that such taxes are due and payable but contested, protested or appealed by Seller.

         4.9. Litigation. To Seller's best knowledge and belief, no litigation, investigation or other proceeding in which Seller (or its direct predecessor in title) is a named Party affects any of the Assets whether pending or threatened in writing which is based upon omissions, events or occurrences prior to the date of this Agreement, other than as disclosed on
Schedule 4.9 attached hereto.

         4.10. LIMITATION AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES THE EXPRESS REPRESENTATIONS AND/OR WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND THE REPRESENTATIONS AND/OR WARRANTIES CONTAINED HEREIN SHALL TERMINATE IN ALL RESPECTS UPON CLOSING. ANY ASSIGNMENT AND BILL OF SALE OR OTHER CONVEYANCE EXECUTED AND DELIVERED PURSUANT HERETO SHALL BE: (a) WITHOUT ANY WARRANTY OR REPRESENTATION OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE; (b) WITHOUT ANY EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY OF THE ASSETS OR THEIR FITNESS FOR ANY PURPOSE; AND (c) WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. AT CLOSING, PURCHASER SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT THE RECORDS AND THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AND PROPERTY BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES. PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS AND PROPERTY, AND, PURCHASER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. IN ADDITION, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR PROPERTY OR ANY OTHER MATTERS CONTAINED IN CONFIDENTIAL INFORMATION OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO PURCHASER OR PURCHASER'S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF PURCHASER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER OR SELLER'S AGENTS OR REPRESENTATIVES. ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK.

THE ASSIGNMENTS AND BILLS OF SALE OR OTHER CONVEYANCES TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE LIMITATIONS AND DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH.


                  ARTICLE 5.  REPRESENTATIONS, WARRANTIES AND
                             COVENANTS OF PURCHASER

         Purchaser represents and warrants to and covenants with Seller that:

         5.1. Existence. Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2. Power. Purchaser has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not (a) violate any provision of any Purchaser's certificate or articles of incorporation or organization, as the case may be, bylaws, regulations or other governing documents; (b) to the best knowledge and belief of Purchaser, conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Purchaser is a Party or by which Purchaser is bound, (c) to the best knowledge and belief of Purchaser, violate any judgment, order, ruling, or decree applicable to Purchaser and entered or delivered in a proceeding in which Purchaser was or is a named Party; or (d) to the best knowledge and belief of Purchaser, violate any applicable law, rule or regulation.

         5.3. Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.4. Brokers. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller, and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

         5.5. Investment Intent. Purchaser is acquiring the Assets for Purchaser's own account for investment, and not with a view to any distribution thereof within the meaning of the Securities Act of 1933 (the "Act"), and shall not resell any or all of the Assets except in compliance with all applicable securities laws.

         5.6. Due Diligence. Purchaser represents, warrants and covenants that it has or will perform prior to Closing sufficient review and due diligence, including review of file data and inspections, to evaluate the Assets and Property to Purchaser's complete satisfaction as a prudent and knowledgeable Purchaser.

         5.7. Sophisticated Buyer. The Purchaser is a sophisticated buyer, knowledgeable in the evaluation and acquisition of oil and gas properties, and understands that by purchasing oil and gas properties or interests, the Purchaser may be exposed to risks and liabilities associated with the oil and gas business. The Purchaser is engaged in the business of exploring for or production oil and gas or other minerals as an ongoing business. By reason of this knowledge and experience, the Purchaser will evaluate the merits and risks of the properties or interests to be purchased from Seller and will form an opinion based solely upon the Purchaser's knowledge and experience and not upon any opinion or predictions by Seller, its employees, agents, or representatives.

         5.8. Economic Risk. The Purchaser is aware that ownership of any of the oil and gas properties or interests is highly speculative and subject to substantial risks, and the Purchaser is capable of bearing the high degree of economic risk and burdens of any purchase of the Assets from Seller, including, but not limited to, the possibility of the complete loss of the Purchase Price, all contributed capital, the loss of all anticipated tax benefits (if any), the lack of a public market and limited transferability of such interests or properties;

         5.9. Financing. Purchaser has or will have adequate funding or financing to pay the Purchase Price at Closing.

         5.10. Accredited Investor. Purchaser is an "accredited investor" as that item is defined in Regulation D promulgated under the Act.

                       ARTICLE 5A.  ADDITIONAL COVENANTS

         Seller covenants and agrees that from and after the execution of this Agreement and until the Closing Date:

         5A.1.   Maintenance of Assets.  Seller will not sell, transfer, assign, convey or otherwise dispose of any of the Assets subject to Seller's direct control, other than (a) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, (b) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Subject Properties, and (c) as required in connection with any exercise of preferential rights or as otherwise required to satisfy obligations to third parties under contracts presently existing.

         5A.2.   No Encumbrances.  Seller will not create any lien, security interest or encumbrance on the Assets, the oil or gas attributable to the Assets, or the proceeds thereof, other than Permitted Encumbrances. To the extent there exists liens, security interests or mortgages on the Assets or any part thereof created by Seller which are identified to Seller in writing by Purchaser prior to the end of the Examination Period, Seller, shall deliver to Purchaser releases of same, including associated financing statements on or before Closing.

         5A.3.   Operations. With respect to any of the Subject Properties and the Gas Plants operated by Seller, (and as to 5A.3. (b), (f), (h), and (j) below with regard to Subject Properties not operated by Seller). Seller will endeavor in good faith until Closing (subject to this Agreement and the rights of affected Parties under applicable agreements) to:

                 (a) cause the Subject Properties and Gas Plants to be developed, maintained and operated in compliance with applicable laws, ordinances, rules, regulations and orders and in a prudent, good and workmanlike manner, maintain insurance now in force with respect to the Subject Properties, and pay or cause to be paid all costs and expenses in connection therewith;

                 (b) not approve the drilling of any new well on the Subject Properties without the advance written consent of Purchaser, which consent (which may not be unreasonably withheld) or non-consent must be given by Purchaser within three (3) days of the notice from Seller;

                 (c) not take any action or fail to take any action which is reasonably expected to result in any termination of the leases forming a part of the Subject Properties;

                 (d) perform and comply with all of its obligations under agreements relating to or affecting the Subject Properties and Gas Plants;

                 (e) carry on its business with respect to the Subject Properties and Gas Plants in substantially the same manner as it has heretofore;

                 (f) not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as heretofore conducted or which involves payments, receipts or potential liabilities with respect to any one of the Subject Properties or Gas Plants of more than $50,000, (net to Seller) excluding emergency expenditures; and

                 (g) not resign or otherwise voluntarily relinquish its rights as operator of any of the Subject Properties or Gas Plants for which it serves as operator on the date hereof.

                 (h) not grant any preferential right to purchase or similar right or agree to require the consent of any Party to the transfer and assignment of the Assets to Purchaser, subject to existing contractual obligations;

                 (i) not enter into any gas sales contract or crude oil sales or supply contract with respect to the Subject Properties or Gas Plants which is not terminable without penalty upon notice of thirty (30) days or less;

                 (j) not enter into any transaction the effect of which, considered as a whole, would be to cause Seller's ownership interest in any of the Subject Properties or Gas Plants to be decreased from its ownership interest as of the date hereof;

                 (k) if any approval or consent by any federal, state or local governmental authority is required to vest Acceptable Title to any of the Sale Interest or Gas Plants in Purchaser at Closing, exercise its best efforts, as reasonably requested in writing by Purchaser, to obtain all such required approvals or consents at Purchaser's expense;

                 (l) through Closing, endeavor to give prompt written notice to Purchaser of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller after the date hereof under any instrument or agreement affecting the Subject Properties to which Seller is a Party or by which it or any of the Subject Properties is bound;

                 (m) to the extent it can do so without violating any third party agreement and subject to the rights of third parties, exercise its best efforts to provide (as soon as practicable) Purchaser with a copy of each material authority for expenditure and material contract affecting the Subject Properties or Gas Plants entered into after the Execution Date, provided, however, that the provision of such matters to Purchaser is for informational purposes only and that Purchaser shall have no right to comment upon or object to any such matter that is otherwise not in violation of this Agreement.

         5A.4.   Access to Records. Seller will endeavor to provide Purchaser and its Agents through the Examination Period 1) access to the Records located in Seller's data room during the hours 8 a.m. to 12 p.m. seven days a week at Seller's Midland, Texas office, access to other Records during normal business hours at Seller's office and 2) adequate work space (as determined solely by Seller) at such offices to review the Records, 3) access to a copy machine, at Purchaser's cost, at such offices, and 4) reasonable access to Seller's personnel during normal business hours. Seller, at Purchaser's cost, will assist Purchaser in obtaining access to and the right to review and copy Records pertaining to the Subject Properties, producing minerals and Gas Plants not in Seller's possession or control. From and after the Execution Date through the Closing Date, Seller shall endeavor to not add to or remove from the Records any contracts, instruments, documents or other materials except for such additions and removals as are done in the ordinary course of business with respect to on-going operations.

         5A.5.   Permissions.  Seller will use reasonable efforts, at
Purchaser's cost, to assist Purchaser in obtaining all permissions, approvals, and consents of federal, state and local governmental authorities and other third parties required of Seller as may be required to consummate the sale contemplated hereunder.


                   ARTICLE 6.  SELLER'S CONDITIONS OF CLOSING

         Seller's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Seller on or before the Closing Date of the following conditions:

         6.1. Representations. The representations and warranties of Purchaser contained in Article 5 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

         6.2. Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing, including but not limited to payment of the Purchase Price.

         6.3. Officer's Certificate. Purchaser shall have delivered to Seller a certificate of an executive officer dated the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled.

         6.4. Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

         6.5. HSR Act. The waiting period required by the HSR Act (as defined in Section 13.19 below) shall have expired or been terminated, if applicable.

                 ARTICLE 7.  PURCHASER'S CONDITIONS OF CLOSING

         Purchaser's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Purchaser on or before the Closing Date of the following conditions:

         7.1. HSR Act. The waiting period required by the HSR Act (as defined in Section 13.19 below) shall have expired or been terminated, if applicable.

         7.2.    Officer's Certificate.   Seller shall have delivered to
Purchaser a certificate of an executive officer dated the Closing Date certifying on behalf of Seller that the representations contained in the first sentence, and the first sentence only, of each of Section 4.1 through Section
4.5 are true and correct in all material respects on the Closing Date.

         7.3. Seller's Performance. Seller has performed in all material respects the Seller's covenants in Sections 5A.1 and 5A.2 and Seller shall have performed in all material respects the obligations in this Agreement to be performed by Seller at Closing pursuant to Article 8.

                              ARTICLE 8.  CLOSING.

         8.1. Time and Place of Closing. If the conditions to Closing have been satisfied or expressly waived by the Party entitled to the benefits thereof, the consummation of the transactions contemplated hereby ("Closing") shall take place at one of Seller's offices on or before December 15, 1998 at 9:00 a.m., or at such other place and time or in such other manner agreed upon by Seller and Purchaser ("Closing Date"); provided, that Seller shall have the right to extend Closing for thirty (30) days for any reason and up to an additional fifteen (15) days to respond to any Notice of Defects provided by Purchaser and that any extension by Seller shall not serve to provide Purchaser rights not otherwise expressly provided herein, nor to extend any rights of Purchaser contained herein, including, without limitation, those contained in
Section 3.5.

         8.2 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

         (a) Seller shall execute, acknowledge and deliver to Purchaser multiple originals of an Assignment and Bill of Sale in substantially the form attached hereto as Exhibit "B", and Purchaser shall, execute, acknowledge and deliver same to Seller. (Seller may require the Parties to execute separate instruments for each state, county or parish in which the Assets are located to facilitate recording.);

         (b) Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters in lieu directing all purchasers of production to make payment to Purchaser of proceeds attributable to the Sale Interest;

         (c) Purchaser shall deliver by wire transfer the Adjusted Purchase Price less the Deposit as provided in Article 2;

         (d) Purchaser and Seller shall execute and deliver a settlement statement (the "Preliminary Settlement Statement") prepared by Seller and setting forth the Purchase Price and all adjustments thereto using information to the extent then available and if not then available then Seller's reasonable good faith estimate thereof, subject to Section 13.17;

         (e) Purchaser and Seller shall execute and deliver appropriate state or federal lease assignment forms, appropriate resignation or change of operator forms and other instruments and certificates; and

         (f) Purchaser shall take all such other action as may be necessary to carry out its obligations under this Agreement.

         (g) Subject to Section 13.18, Seller shall execute and deliver to Purchaser appropriate resignation of operator and change of operator forms reasonably requested by Purchaser prior to fifteen (15) business days before the Closing Date.

         8.2.    Shareholder and Board Approval of Transaction; Closing Date
Extension.   (a) Purchaser represents and warrants to Seller that in order for
Purchaser to consummate the transactions contemplated by this Agreement, Purchaser must seek and obtain the approval of its shareholders, which approval will require the filing with the United States Securities and Exchange Commission (the "SEC") of a proxy statement (the "Proxy Statement") pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934. Accordingly, Purchaser agrees to use its best efforts to prepare and file with, and have cleared by, the SEC, the Proxy Statement as promptly as practicable after the execution of this Agreement. Purchaser shall use its best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after it is cleared by the SEC, and shall duly call a meeting of its shareholders to be held within 20 days after the Proxy Statement has been cleared by the SEC for the purpose of approving the transactions contemplated by this Agreement. In addition, Purchaser shall, through its Board of Directors, recommend to its shareholders that they approve the transactions contemplated by this Agreement, and, provided such actions are consistent with their fiduciary duties, shall not rescind such recommendation. (b) Without limiting the generality of the foregoing, Purchaser shall promptly (but in any event within 10 days of the date of this Agreement) obtain and deliver to Seller written agreements (in form and substance acceptable to Seller) from each of Cadell S. Liedtke, Michael J. Grella, and Henry G. Musselman irrevocably committing such shareholders to vote their shares in favor of the transactions contemplated by this Agreement. (c) If Purchaser has not mailed its definitive Proxy Statement to its shareholders on or before November 23, 1998, and the failure to mail results from the lack of clearance of the Proxy Statement by the SEC (through no fault of Purchaser), than the Closing Date shall be extended for such number of days as shall be necessary in order to obtain clearance from the SEC; provided, however, (i) the Closing Date shall not be extended beyond January 15, 1999, and (ii) on or after December 15, 1998, the Purchase Price shall be increased by adding interest thereto for each day that the Closing has not occurred, with such interest to be computed at a rate equal to that earned on the Deposit.

                     ARTICLE 9.  POST-CLOSING OBLIGATIONS.

         9.1. Receipts and Credits; Suspense Funds. Upon Closing and Subject to the terms hereof, all monies, refunds, proceeds, receipts, credits, receivables, accounts and income attributable to the Assets (a) for all periods of time from and after the Effective Time shall be the sole property and entitlement of the Purchaser, and, to the extent received by Seller, Seller shall fully disclose and account therefor to Purchaser promptly, and (b) for all periods of time prior to the Effective Time shall be the sole property and entitlement of Seller to the extent received by Purchaser or Seller prior to the Final Accounting Date or allocated to Seller in the Final Accounting, and if received by Purchaser, Purchaser shall fully disclose and account therefor to Seller promptly. Purchaser shall pay Seller for Seller's share of hydrocarbons attributable to the purchased Assets in storage above the pipeline connection or in transit on the Effective Time at the relevant contract price, net applicable taxes. Seller and Purchaser recognize that as of the Effective Time there may be over or under imbalances with respect to gas production attributable to the Subject Properties ("Imbalances") and hereby agree that (i) Imbalances shall not be included in any Identified Claims asserted hereunder, and (ii) the Subject Properties will be conveyed specifically subject to Imbalances which exist as of the Effective Time, with Purchaser, as of Closing, bearing and assuming all obligations with respect to any overproduction account or liability and receiving the benefit of and being credited with any underproduction account or credit; provided, however, that with respect to Subject Properties that are subject to gas balancing agreements, Purchaser (x) may include any net overproduced Imbalance as an Identified Claim hereunder, or
(y) at Closing shall pay Seller an amount determined by multiplying the net underproduced Imbalance by $1.00/MCF with Purchaser, as of Closing, bearing and assuming all obligations with respect to any overproduction account or liability and receiving the benefit of and being credited with any underproduction account or credit. At Closing, Seller shall deliver to Purchaser all amounts in Seller's possession due third party owners of interests in the Subject Properties, and Purchaser agrees that it shall be solely responsible for the disposition of such funds, the payment thereof to the rightful owners and the payment, if any, of royalty thereon (the "Suspense Funds").

         9.2.    Costs and Liabilities; Indemnity

                 (a) As used in this Agreement, "Claims", "CLAIMS", "claims" or "Claims" shall include costs, expenses, obligations, claims, demands, causes of action, lawsuits, liabilities, damages, fines, penalties, debts, losses and judgments of any kind or character, whether matured or absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, and all costs, expenses and fees (including, without limitation, interest, attorneys' fees, costs of experts, court costs and costs of investigation) incurred in connection therewith, including, but not limited to claims arising from or directly or indirectly related to death, personal injury, property damage, environmental damage or the remediation thereof, royalty, operating, suspense and capital obligations attributable to the Assets or the Property. As used in this Section 9.2, "Assets" shall include the Suspense Funds.

                 (b) Notwithstanding anything in this Agreement to the contrary, it is the express intent and agreement of Seller and Purchaser that, if Closing occurs, Purchaser shall accept the Assets and Property in their "as is, where is" condition, subject to any and all faults, defects, deficiencies, irregularities and claims related or attributable in any manner thereto, including, without limitation, Title Defects, Environmental Defects, Identified Claims or any other matter affecting in any respect the title or physical condition of, or the right to own, use, operate, develop or enjoy, the Assets, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect.

                 (c) At Closing and without further action or documentation, Purchaser (1) shall assume, be responsible for and comply with all duties and obligations, express or implied, arising at any time with respect to the Assets, including, without limitation (i) those arising under or by virtue of any lease, contract, agreement, document, permit, law, statute, rule, regulation or order of any governmental authority or court (specifically including, without limitation, any governmental request or other requirement to plug, re-plug or abandon or re-abandon any well of whatsoever type, status or classification, or take any clean-up, remedial or other action with respect to the Assets or Property), (ii) preferential rights to purchase and (iii) third party consents; (2) shall assume, be responsible for and pay all claims affecting or arising, directly or indirectly, at any time in connection with the Assets, including, without limitation, claims for personal or property injury or damage, environmental cleanup, remediation, or compliance, or for any other relief, arising directly or indirectly from or incident to, the use, occupation, operation, maintenance or abandonment of or production from the Assets, or condition of the Assets or Property, whether latent or patent, including, without limitation, contamination of property or premises with Naturally Occurring Radioactive Materials ("NORM"), and whether or not arising solely from or contributed to by the negligence in any form, whether active or passive, or of any kind or nature, of Seller or its predecessors in title or their respective Affiliates agents, employees or contractors; and (3) SHALL DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM

                          ANY AND ALL CLAIMS ARISING, ASSERTED OR DUE AT ANY TIME, WHETHER BEFORE, ON OR AFTER THE EFFECTIVE TIME, IN CONNECTION WITH THE FOREGOING; AND, FURTHER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER WILL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM ALL CLAIMS ARISING AT ANY TIME, WHETHER BEFORE, ON OR AFTER THE EFFECTIVE TIME, MADE BY ANY PERSON AND ARISING OUT OF OR RESULTING FROM:

                 - THE OWNERSHIP OR OPERATION OF THE ASSETS BY OR ON BEHALF OF SELLER OR ITS PREDECESSORS IN TITLE OR ACTS OR OMISSIONS BY OR ON BEHALF OF SELLER OR ITS PREDECESSORS IN TITLE IN CONNECTION WITH OR PERTAINING TO THE ASSETS;

                 - THE OWNERSHIP OR OPERATION OF THE ASSETS BY OR ON BEHALF OF PURCHASER OR ITS SUCCESSORS IN TITLE OR THE ACTS OR OMISSIONS BY OR ON BEHALF OF PURCHSER OR ITS SUCCESSORS IN TITLE IN CONNECTION WITH OR PERTAINING TO THE ASSETS;

                 -        THE ACTS OR OMISSIONS OF THIRD PARTIES RELATING TO
                          THE ASSETS;

                 - THE REVIEW, INSPECTION AND ASSESSMENT OF THE ASSETS BY PURCHASER;

                 -        AN ERROR IN DESCRIBING THE ASSETS;

                 - RIGHTS AND OBLIGATIONS OF THE PARTIES OR THIRD PARTIES UNDER RELATED AGREEMENTS;

                 - FAILURE BY THIRD PARTIES TO APPROVE OR CONSENT TO ANY ASPECT OF THIS TRANSACTION;

                 - OBLIGATIONS TO PLUG, RE-PLUG, ABANDON OR RE-ABANDON WELLS, REMOVE FACILITIES, EQUIPMENT, PIPELINES AND FLOWLINES, CLOSE PITS AND REMOVE SUMPS, AND RESTORE, CLEAN UP AND/OR REMEDIATE THE ASSETS OR PROPERTY;

                 - PAYMENTS, ROYALTIES OR DISBURSEMENTS PAID OR PAYABLE BY SELLER OR PURCHASER TO THIRD PARTIES WITH REGARD TO THE ASSETS;

                 - THE PHYSICAL OR ENVIRONMENTAL CONDITION OF OR RELATING TO THE ASSETS OR PROPERTY OR ANY DISPOSAL SITE (WHETHER ON THE ASSETS OR PROPERTY OR OFFSITE) CONTAINING MATERIALS OR WASTES FROM THE OPERATION'S OR ACTIVITIES ON THE PROPERTY OR ASSETS INCLUDING CLAIMS UNDER ANY LAW OR ENVIRONMENTAL LAW;

                 - REMEDIATION ACTIVITIES, INCLUDING DAMAGES INCURRED BY BUYER DURING OR ARISING FROM REMEDIATION ACTIVITIES RELATING TO THE ASSETS OR PROPERTY;

                 - INABILITY OR FAILURE TO OBTAIN THE TRANSFER OF A PERMIT OR AUTHORIZATION OR THE INABILITY TO OBTAIN A PERMIT OR AUTHORIZATION RELATING TO THE ASSETS.

                 (d) From and after Closing, any claim for indemnity hereunder shall be made by written notice, together with a written description of any claims asserted stating the nature and basis of such claim and, if ascertainable, the amount thereof. Purchaser shall have a period of twenty (20) days after receipt of such notice within which to respond thereto or, in the case of a claim which requires a shorter time for response, then within such shorter period as specified by Seller in such notice (the "Notice Period"). If Purchaser denies liability hereunder or fails to provide the defense for any claim, Seller may defend or compromise the claim as it deems appropriate without prejudice to any of Seller's rights hereunder, with no right of Purchaser to approve or disapprove any actions taken in connection therewith by Seller. If Purchaser accepts liability and responsibility for the defense of any claim, it shall so notify Seller as soon as is practicable prior to the expiration of the Notice Period and undertake the defense or compromise of such claim with counsel selected by Purchaser and reasonably acceptable to Seller. If Purchaser undertakes the defense or compromise of such claim, Seller shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any claim shall be made without reasonable notice to Seller, and without the prior written approval of Seller, unless such compromise or settlement includes a general and complete release of Seller, its Affiliates and their respective Representatives in respect of the matter, with prejudice, and with no express or written admission of liability on the part of Seller, its Affiliates and their respective Representatives, and no constraints on the future conduct of its or their respective businesses. Purchaser acknowledges that its obligations to indemnify, defend and hold Seller and its Affiliates harmless under this Agreement includes obligations to pay the attorneys' fees and court costs incurred by Seller and its Affiliates in defending said Claims, regardless of the merits of said Claims.

                 (e) Seller shall have the right at all times to participate, at its sole cost, in the preparation for any hearing or trial related to the indemnities set forth in this Agreement, as well as the right to appear on its own behalf or to retain separate counsel to represent it at any such hearing or trial.

                 (f) THE INDEMNITIES PROVIDED IN THIS AGREEMENT SHALL EXTEND TO SELLER AND ITS AFFILIATES AND ANY PERSON WHO AT ANY TIME HAS SERVED OR IS SERVING AS A DIRECTOR, OFFICER, EMPLOYEE, CONSULTANT, INVITEE OR AGENT THEREOF (EACH A "REPRESENTATIVE" AND COLLECTIVELY "REPRESENTATIVES"), AND EACH OF THEIR RESPECTIVE HEIRS, EXECUTORS, SUCCESSORS AND ASSIGNS, AND SHALL APPLY TO ALL CLAIMS SUBJECT TO INDEMNITY HEREUNDER, INCLUDING THOSE BASED ON NEGLIGENCE OF ANY NATURE, INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF SELLER (OR ANY OTHER INDEMNIFIED PARTY) OR ANY OTHER THEORY OF LIABILITY OR FAULT, WHETHER OF LAW (WHETHER COMMON OR STATUTORY) OR IN EQUITY.; PROVIDED, HOWEVER, PURCHASER SHALL NOT BE LIABLE FOR OR INDEMNIFY SELLER FOR ANY CLAIM ASSERTED BY PURCHASER ARISING DIRECTLY FROM A BREACH OF A MATERIAL TERM OF THIS AGREEMENT BY SELLER AND FOR WHICH AND ONLY TO THE EXTENT THAT, PURCHASER HAS OBTAINED AGAINST SELLER A BINDING , FINAL, NON-APPEALABLE ARBITRATION DECISION PURSUANT TO THIS AGREEMENT OR COURT JUDGEMENT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 9.2 SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT, AND IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE TERMS OF THIS SECTION
                          9.2 SHALL CONTROL OVER ANY CONFLICTING OR
                          CONTRADICTING TERMS OR PROVISIONS CONTAINED IN THIS AGREEMENT, AND SHALL SURVIVE CLOSING.

         9.3. Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto. The parties will cooperate at all times after Closing to execute and record correction instruments to correct scrivener's errors in the preparation of Closing documents. Prior to Closing upon written notice form Purchaser, delivered at least thirty (30) days prior to the Closing Date, that Seller is not qualified to do business in one or more states such that any conveyance of Assets located in such states would not be valid, Seller shall cooperate with Purchaser and take such steps to gain good standing in such states to make such proposed conveyances of Assets valid.

         9.4. Delivery of Records. As soon as reasonably possible but no later than thirty (30) days after the Closing Date, Seller shall deliver originals or copies consistent with this Agreement at Seller's and Purchaser's equally shared cost, of the Records to Purchaser; provided, that Seller (i) shall exercise its best efforts to provide Purchaser at Closing or as soon thereafter as is practicable with all Records necessary to assume and conduct operations of the Assets, and (ii) shall have the right to retain, as its own, original Records that pertain to the Excluded Assets and copies (at Seller's and Purchaser's equally shared cost) of all other Records. No later than thirty (30) days after Closing, Seller further agrees to assist Purchaser (at Purchaser's cost) in making an electronic transfer of all Records applicable to the Subject Properties. Such electronic data to include but is not limited to:
Property Master files, Name and Address files, (owners, purchasers, operators, etc.), Division of Interest decks for billing and revenue, Oil and Gas Purchaser Division Order/Property cross-reference, Land Records (Lease, tracts, Critical Dates, Text file, Ownership, Rentals, Billing), Chart of Accounts, Billing Category Codes, County and State Code cross-reference, System Code Tables or Legends (Suspense Codes, Interest Types, Product Codes, etc.) Gas Contract Records (Master File, Text, Details, Fees, Calendar, etc.), Owner Netting Information, Production Records (Tank Master, Closing Stock, Production Master, State Information, etc.), AFE Information, Revenue Suspense and/or Billing suspense, Owner Net (Share) Revenue and Billing History, Property Gross (8/8) Revenue and Billing History, Operated Property Production Information (and Non-Operated if available), Operated Property Production Tax History Information, Land Records (Rental Payments), Payout Information and Schedules, 1099 Information, Accounts Payable and Revenue information. Seller's obligation pursuant to this Section 9.4 shall be limited to Seller's present capability to perform such electronic transfers without disruption or undue inconvenience to Seller's ongoing business, and further, Seller shall not be required to create, assemble or develop such electronic files or records.

         9.5. Access to Data and Records. Subject to the rights of third parties and Seller's proprietary rights, Seller shall (i) provide Purchaser and its Agents with reasonable access to Seller's books and records relating to the Assets (both paper and electronic) before and after Closing as necessary for Purchaser, at Purchaser's cost, to prepare its financial statements, (ii) electronically download Seller's Records at Purchaser's cost regarding the Subject Properties into Purchaser's accounting and land system within ten (10) days after the Execution Date and thereafter, prior to Closing, electronically update Purchaser's accounting, land and lease records at least one (1) additional time from Seller's Records, so long as such electronic downloading efforts are not disruptive of Seller's business or accounting or land departments and (iii) assist Purchaser, at Purchaser's cost, in acquiring the appropriate licenses, permits and authorizations to possess and use all or part of the seismic and geophysical data regarding the Subject Properties, subject to the rights of third parties and to confidentiality or limited use conditions or other conditions or restrictions required by Seller or such third parties.

         9.6     Purchaser's Release of Seller.   At Closing and without
further documentation, Purchaser releases and discharges Seller and Sellers Affiliates from all Claims relating to the Assets, the Property or this transaction, regardless of when or how the Claim arose or arises or whether the Claim was foreseeable or unforeseeable. Purchaser's release of Seller and its Affiliates includes Claims resulting in any way from the negligence or strict liability of Seller and its Affiliates, whether the negligence or strict liability is active passive, joint, concurrent, or sole. There are no exceptions to Purchasers release of Seller and its Affiliates, and this release is binding on Purchaser and its successors and assigns. PURCHASER EXPRESSLY WARRANTS AND REPRESENTS AND DOES HEREBY STATE AND REPRESENT THAT NO PROMISE OR AGREEMENT WHICH IS NOT HEREIN EXPRESSED HAS BEEN MADE TO PURCHASER IN EXECUTING THIS AGREEMENT OR AGREEING TO THIS RELEASE AND THAT PURCHASER IS NOT RELYING UPON ANY STATEMENT OR REPRESENTATION OF SELLER OR ANY AGENT OR AFFILIATE OF SELLER. PURCHASER HAS BEEN REPRESENTED BY LEGAL COUNSEL AND SAID COUNSEL HAS READ AND EXPLAINED TO PURCHASER THE ENTIRE CONTENTS OF THIS AGREEMENT AND THIS RELEASE AND EXPLAINED THE LEGAL CONSEQUENCES THEREOF.

         9.7 Retroactive Effect. Purchaser acknowledges that Purchaser's obligations to release, indemnify, defend, and hold Seller and its Affiliates harmless apply to matters occurring or arising before, on and after the Effective Time to the extent provided in this Agreement.

         9.8. Inducement to Seller. Purchaser acknowledges that it evaluated its obligations under this article before it determined and submitted its bid for the Assets and that its assumption of these obligations is a material inducement to Seller to enter into this Agreement with and Close the sale to Purchaser.

         9.9 Purchaser's Indemnity. Except for Seller's Indemnity contained in Section 9.13 below, it is the intent of Purchaser and Seller that Seller be indemnified, defended and held harmless by Purchaser in a manner so that Seller will be protected as if it has never at any time owned or operated the Assets or the Property or any interest therein or pertaining thereto, in whole or in part.

         9.10. Related Agreements. Without further action or documentation, unless specifically provided otherwise in this Agreement, the sale of the Assets is made subject to all oil, gas and mineral leases, assignments, subleases, farmout agreements, joint operating agreements, pooling agreements, letter agreements, easements, rights of way, and all other agreements with respect to or pertaining to the Assets to the extent they are binding on Seller or Seller's Affiliates (the "Related Agreements"). Upon Closing, Purchaser expressly assumes the obligations and liabilities of Seller or Seller's Affiliates under such agreements insofar as the obligations and liabilities concern or pertain to the Assets and will execute any documents necessary to effectuate such assumption. The Parties agree that this Section 9.10 is applicable to all instruments whether they are recorded or not.

         9.11. Litigation. Upon and after Closing, Purchaser shall assume all obligations of Seller and Seller's Affiliates and be responsible and liable for all litigation listed on Schedule 9.11 and all matters, costs, judgments, and expenses related thereto or arising therefrom. Notwithstanding Section 9.2
(c) above, 9.6, 9.9, and 12.2, upon Closing, Seller shall be responsible and liable for all litigation which has been filed and served on Seller before the Execution Date to which Purchaser is not a party and Seller is a party and which is not listed on Schedule 9.11. Seller reserves the right to remove litigation from Schedule 9.11 on or before Closing.

         9.12. Evidence of Compliance. For Seller-operated Assets, Purchaser shall deliver to Seller on or prior to 120 days after the Closing (1) evidence of compliance with the rules and regulations dealing with the plugging and abandoning of wells included in the Assets, including evidence of the appropriate bond, surety letter, or letter of credit which has been accepted by the relevant regulatory agency; (2) proof that Purchaser has been approved by the relevant regulatory agency as operator of the Assets, including all Wells that are subject to this Agreement; and (3) evidence that Purchaser has obtained all necessary permits or transfers of permits to operate the Assets. For matters which Purchaser has been unable to provide the necessary evidence and proof, Purchaser shall provide Seller with a status report and action plan for obtaining such required evidence and proof and continue diligently in its efforts until all such matters have been achieved. Purchaser shall indemnify, defend and hold harmless Seller and Seller's Representatives from all Claims arising from or relating to Purchaser's failure to obtain or failure to obtain in a timely manner the evidence or proof described in this Section 9.12 (1), (2) and (3) above.

         9.13. Seller's Indemnity. Notwithstanding any other provision of this Article 9, for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the "Seller Indemnity Period") Seller shall defend, indemnify and hold harmless Purchaser from any and all bona fide third party claims asserted during the Seller Indemnity Period to the extent, and only to the extent, directly relating to the mispayment, nonpayment or underpayment of royalties for the for the Sale Interest applicable to the period of Seller's ownership of the Affected Assets.

         9.14. Release of Liens. To the extent there exists liens, security interests or mortgages on the Assets or any part thereof created by Seller which are identified to Seller in writing by Purchaser prior to the end of the Examination Period, Seller, shall deliver to Purchaser releases of same, including associated financing statements on or before Closing.

                            ARTICLE 10.  TERMINATION

         10.1.   Right of Termination.   This Agreement and the transactions
contemplated hereby may be terminated at any time at or prior to the Closing:

                 (a) By Seller if Closing does not occur on or before December 15, 1998, unless the Closing Date is extended by Purchaser pursuant to and subject to Section 8.3 above in which event by Seller if Closing does not occur on or before January 15, 1999;

                 (b)      By mutual consent of the parties;

                 (c)      By Purchaser or Seller in accordance with Article 3;

                 (d) By Purchaser by notice delivered to Seller on or before Closing if all conditions described in Article 7 shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Purchaser; or

                 (e) By Seller by notice delivered to Purchaser on or before Closing if (1) all conditions described in Article 6 shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Seller, or (2) Purchaser has not made the filings and requests required of it in Section 8.3 in the time required thereunder or by the first sentence of Section 13.20 prior to thirty days after the Execution Date.

         10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 3.3, Article 5, Section 10.2, and Article 13 each of which shall survive such termination and continue in full force and effect). If this Agreement is terminated by Purchaser pursuant to Section 10.1 (d) above, in the absence of a default by Purchaser, Purchaser may, at its sole option, seek arbitration pursuant to Section 13.24 hereto to enforce whatever legal or equitable rights and remedies may be appropriate and applicable, including, without limitation, damages and/or specific performance of this Agreement, or in lieu thereof and with a written release for all claims for the default(s) which is/are the basis for such termination subject to the reasonable satisfaction of Seller, elect to receive a refund of the Deposit and all accrued interest thereon which shall be returned by Seller to Purchaser. If this Agreement is terminated by Seller pursuant to Section 10.1(a) or (e) above, Seller shall have no further liability to Purchaser and shall be entitled to retain the Deposit and all accrued interest and to receive from Purchaser as its sole and exclusive remedy liquidated damages in the amount of $41,000,000 plus the costs and expenses of obtaining said amount from Purchaser, including attorneys fees, court costs, and other expenses, less and except the amount of the Deposit and all accrued interest on the Deposit which may be retained by Seller. If this Agreement is terminated pursuant to Section 10.1(b) or (c) above, the Deposit and all accrued interest on the Deposit shall be returned by Seller to Purchaser with neither party having further remedy or recourse, except in the event the termination is made in bad faith. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to
Section 10.1 by Seller, Seller shall be free immediately to enjoy all rights of ownership of the Assets and may sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement and without any impairment of its rights hereunder to recover damages from Purchaser arising from any default hereunder by Purchaser.

                               ARTICLE 11.  TAXES

         11.1. Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations concerning the Assets with respect to the tax period in which the Effective Time occurs ("Property Taxes") shall be apportioned as of the Effective Time between Seller and Purchaser. Seller shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period in which the Effective Time occurs. Purchaser shall pay to Seller Purchaser's pro rata portion of Property Taxes within thirty (30) days after receipt of Seller's invoice therefor.

         11.2. Sales Taxes. The Purchase Price excludes any sales taxes or other taxes required to be paid in connection with the sale of property pursuant to this Agreement. Purchaser shall be liable for all sales, gross receipts, use and other taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of property pursuant to this Agreement. These taxes shall be collected and remitted under applicable law. Purchaser shall indemnify and hold Seller harmless with respect to the payment of any of these taxes including any interest or penalties assessed thereon.

         11.3. Other Taxes. All taxes (other than income taxes) which are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the Parties based upon the respective shares of production taken by the Parties. From and after Closing, Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes and for filing all statements, returns, and documents incident thereto.

         11.4. Cooperation. Each Party to this Agreement shall provide the other Party with reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each Party to this Agreement shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax return or other confidential tax information for a period of at least 12 months.

                 ARTICLE 12.  PHYSICAL CONDITION OF THE ASSETS

         12.1. Prior Use of Assets. THE ASSETS AND PROPERTY HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, STORAGE, AND TRANSPORTATION OF OIL AND GAS AND RELATED OIL FIELD OPERATIONS. PHYSICAL CHANGES IN THE PROPERTY MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE ASSETS OR THE PROPERTY ALSO MAY INCLUDE BURIED PIPELINES, WASTES AND OTHER EQUIPMENT, WHETHER OR NOT OF A SIMILAR NATURE, THE LOCATIONS OF WHICH MAY BE HIDDEN OR NOT NOW BE KNOWN OR NOT READILY APPARENT BY A PHYSICAL INSPECTION OF THE AFFECTED ASSETS. HYDROCARBONS AND OTHER SUBSTANCES, INCLUDING HAZARDOUS SUBSTANCES, MAY HAVE COME TO BE RELEASED OR LOCATED ON OR BENEATH THE SURFACE OF THE ASSETS OR THE PROPERTY.

         12.2 Assumption of Assets in Present Condition. PURCHASER ACKNOWLEDGES THAT (i) THE CONSUMMATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY PURCHASER SHALL BE SOLELY ON THE BASIS OF ITS OWN INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND PROPERTY, INCLUDING, WITHOUT LIMITATIONS, SUBSURFACE CONDITION; (ii) THE ASSETS AND PROPERTY HAVE BEEN USED IN THE MANNER AND FOR THE PURPOSES SET FORTH ABOVE AND THAT PHYSICAL CHANGES TO THE ASSETS AND THE PROPERTY MAY HAVE OCCURRED AS A RESULT OF SUCH USE; AND (iii) NORM AND ASBESTOS OR MAN-MADE MATERIAL FIBERS (COLLECTIVELY "MMMF") MAY BE PRESENT AT SOME LOCATIONS. PURCHASER ACKNOWLEDGES THAT NORM IS A NATURAL PHENOMENON ASSOCIATED WITH MANY OIL FIELDS IN THE UNITED STATES AND THROUGHOUT THE WORLD. PURCHASER SHALL MAKE ITS OWN DETERMINATION OF THIS PHENOMENON AND OTHER CONDITIONS. SELLER DISCLAIMS ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH ANY PRESENCE OF NORM OR MMMF ON OR AFFECTING THE ASSETS OR THE PROPERTY. IN ACCORDANCE WITH SECTION 9.2 AND AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT THE ASSETS OR THE PROPERTY MAY CONTAIN WASTES OR CONTAMINANTS AND ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF PIPELINES, EQUIPMENT AND OTHER ITEMS OF PERSONAL PROPERTY, TANK BOTTOMS, HEATER TREATER SLUDGE, AND WASTES OR CONTAMINANTS WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATION. IN ACCORDANCE WITH SECTION 9.2 AND AT CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATED TO DISPOSALS, SPILLS, WASTES, OR CONTAMINATION, OR OTHER ADVERSE PHYSICAL CONDITIONS ON, BELOW, OR RELATED TO OR AFFECTING THE ASSETS AS WELL AS THE PROPERTY SHALL BE ASSUMED BY PURCHASER AND PURCHASER SHALL NOT WITHSTANDING WHEN THE BASIS FOR ANY CLAIM, ACTION, SUIT, JUDGMENT (INCLUDING, WITHOUT LIMITATION, THOSE FOR DEATH, PERSONAL INJURY OR PROPERTY DAMAGE) SHALL HAVE OCCURRED, INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS THEREFROM PURSUANT TO SECTION 9.2.

         12.3. Casualty Loss. In the event of any material damage by fire or other casualty to any of the Assets prior to the Closing ("Casualty Loss"), this Agreement shall remain in full force and effect, and as to each affected Asset, Seller shall at its election either collect (and when collected pay over to Purchaser) or assign to Purchaser any and all insurance claims related to such damage, and Purchaser shall take title to the affected Asset without reduction in the Purchase Price.

                          ARTICLE 13.  MISCELLANEOUS

         13.1. Governing Law.This Agreement and all instruments executed in accordance herewith shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of the jurisdiction wherein the Assets are located shall apply. In the event of any litigation or other proceeding in connection with this Agreement, the venue for any such proceeding shall be in a court of competent jurisdiction located in Dallas County, Texas, and the prevailing Party shall be entitled to recover its reasonable attorney's fees and costs incurred therein from the other Party, in addition to any damages awarded.

         13.2. Entire Agreement. This Agreement, all agreements and instruments executed in connection herewith and the Confidentiality Agreement dated April 15, 1998, between Purchaser and Seller (the "Confidentiality Agreement") and that Letter Agreement dated September 1, 1998 by and between the Purchaser and Seller constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. The Letter Agreement and the Confidentiality Agreement remain in full force and effect. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

         13.3. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         13.4. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         13.5. Assignability. Purchaser shall not assign (whether before, at or after Closing) this Agreement or any of its rights or obligations hereunder without the prior written consent of the Seller, which may be withheld or conditioned for any or no reason. Any assignment made without such consent shall be void. Seller shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns, however, in any event Purchaser shall remain responsible and liable for the performance of the obligations of Purchaser under this Agreement. All future conveyances of all or a portion of the Assets shall expressly recognize and perpetuate the rights and obligations set out in this Agreement.

         13.6. Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by registered or certified U.S. mail, addressed to the Party to be notified, postage prepaid, return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner (including by facsimile delivery) shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the Parties shall be as follows:

SELLER:

         Pioneer Natural Resources USA, Inc.

         Attn:  Ray Alameddine and W.T. Howard
         1400 Williams Square West
         5205 North O'Connor Blvd.
         Irving, Texas 75039-3746
         Telephone:       972/444-9001
         Fax:             972/402/7066

PURCHASER:

         Costilla Energy, Inc.

         Attn:  Clifford N. Hair, Jr.
         400 West Illinois, Suite 1000
         Midland, Texas  79701
         Telephone:       915/686-6030
         Fax:             915/686-6083

         With copy to:

         Michael J. Grella
         400 West Illinois, Suite 1000
         Midland, Texas  79701
         Telephone:       915/686-6010
         Fax:             915/688-4089

Each Party shall have the right, upon giving three (3) days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice to any other appropriate street address.

         13.7. DTPA Waiver. TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY VOLUNTARILY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE., A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT IT (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE; (ii) HAS CONSULTED WITH AN ATTORNEY OF PURCHASER'S OWN CHOOSING; (iii)
HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL, BUSINESS AND OIL AND GAS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY; (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; AND (v) THAT THIS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE CONSIDERATION THEREOF.

        13.8. Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own legal counsel and accountants).

        13.9. Severability. The provisions of this Agreement are severable at Seller's option. If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then Seller may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.

        13.10.   Damages.   The Parties waive any rights to special, indirect,
punitive, exemplary, or consequential damages resulting from a breach of this Agreement.

        13.11. No Third Party Beneficiary This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

        13.12. Survival. The representations and warranties of the Parties under this Agreement shall not survive, but shall terminate upon and be extinguished by, Closing; provided, however, that (i) all representations, warranties, disclaimers, releases, waivers, covenants, agreements and indemnities contained within Sections 1.2, 2.3, 3.3, 3.6, 3.7, and 5.1 through 5.9, and Articles 9, 11, 12 and 13 of this Agreement shall survive the Closing, further provided, that, notwithstanding anything herein to the contrary, Purchaser expressly agrees and acknowledges that it shall have no remedy or recourse against Seller or its Affiliates or any of their respective Representatives with respect to the condition of the Assets or any representation or warranty made in connection with this Agreement, except as expressly provided by Section 3.6. and 3.6.A.

        13.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.14. Not to be Construed Against Drafter. Purchaser and Seller acknowledge that they have read this Agreement, have had the opportunity to review it with an attorney of their respective choice, and have agreed to all its terms. Under these circumstances, Purchaser and Seller agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement and that in the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits hereto and whether or not placed of record, such ambiguity shall not be construed for or against any Party hereto on the basis that such Party did or did not author the same.

        13.15. Waiver of Jury Trial. SELLER AND PURCHASER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT THE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        13.16. Publicity. Seller and Purchaser shall consult with each other with regard to all publicity and other releases and disclosures to be made prior to, at or after Closing concerning this Agreement and the transactions contemplated hereby, which are not otherwise expressly permitted by the Confidentiality Agreement, and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither Party shall make any disclosure or issue any publicity or other release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

        13.17    Accounting.

        A. Seller shall deliver to Purchaser on or before the fourth business day prior to Closing the Preliminary Settlement Statement setting forth any adjustments to the Purchase Price provided for in or required by this Agreement including, without limitation, items such as the Purchase Price, Deposit, expenses, prepaid items, revenue received, Property Taxes, excise and energy taxes, copying and recording fees, to the extent such information is available or estimated by Seller on or before Closing. The Preliminary Settlement Statement shall be prepared in accordance with this Agreement and with standard industry and accounting practices. In connection with the preparation of the Preliminary Settlement Statement, the

                 Purchase Price shall be (1) increased by (a) the costs and expenses that are attributable to the Assets for the period from the Effective Time to the Closing Date that are paid, incurred or assessed by Seller (including, but not limited to, Seller's internal cost for administrative overhead for each well operated by Seller at the rate of $435.00 per well per month for wells not otherwise subject to an applicable COPAS overhead rate under an operating agreement and an amount equal to the applicable COPAS overhead rate less any non-operator billed overhead amounts that have actually been received by Seller for wells subject to an applicable COPAS under an operating agreement), and (b) other amounts due Seller and contemplated hereby, and (2) reduced by (a) proceeds received by Seller for hydrocarbons attributable to the Subject Properties produced after the Effective Time, and (b) other amounts due Purchaser and contemplated hereby.

         B. Within 150 days after the Closing, Seller shall prepare, in accordance with this Agreement and with standard industry and accounting practices, and deliver to Purchaser, a final accounting statement showing the proration and calculation of credits and payment obligations of Purchaser and Seller hereunder. As soon as reasonably practicable after receipt thereof, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to be made to such statement. The Parties shall use their best efforts to reach agreement (the "Final Accounting") on the final accounting statement on or before the 150th day after the Closing Date (such date the "Final Accounting Date", whether or not Seller and Purchaser have agreed on the Final Accounting). Once the Final Accounting has been agreed to by Purchaser and Seller, there shall be no further adjustments to the Purchase Price and Seller shall within thirty (30) days send a check to Purchaser for the agreed amount owed by Seller or invoice Purchaser for the amount owed by Purchaser and Purchaser shall pay Seller the invoice amount within thirty
                 (30) days of the date of said invoice.

         13.18. Operatorship. Seller does not represent to Purchaser that Purchaser will automatically succeed to the operatorship of any given Subject Property as to which Seller is currently the operator. Purchaser recognizes and agrees that Purchaser will be required to comply with applicable operating agreements, unit operating agreements or other similar contracts relating to any elections or other selection procedures in order to succeed Seller as operator.

         13.19. HSR Act. The Parties shall exercise their best efforts to file (or will cause their ultimate parent entities to file) with the United States Federal Trade Commission and the United States Department of Justice all notifications and reports required for the transaction contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and shall request expedited treatment and early termination of the prescribed waiting period. The Parties will reasonably cooperate with each other in regards to providing available data or access thereto to each other to facilitate the necessary filing. Both Parties shall use their best efforts to promptly supply any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act and shall comply in all material respects with the requirements of the HSR Act. Closing of the transaction contemplated hereby shall be postponed unless and until all necessary filings and notifications under the HSR Act have been made, including the provision of any required additional information or documents, and the waiting period referred to in such Act shall have expired or terminated, however, in no event shall the time for Closing be extended or postponed pursuant to the foregoing provision beyond December 15, 1998. Subject to this Agreement, if the waiting period expires or terminates prior to the Closing Date, the Parties will proceed to Closing on the Closing Date and if the waiting period expires or terminates after the scheduled Closing Date, the Parties shall close the subject transaction on or prior to the fourth day after the expiration or termination of said waiting period.

         13.20. Seller's Employees. Purchaser will interview and evaluate in accordance with its normal employment procedures those Persons employed as field personnel in the capacity of pumper, foreman, operator, technician, mechanic, superintendent, repairman, utility man, or other similar field classifications by Seller in connection with the Subject Properties and identified by letter of even date herewith from Seller to Purchaser who desire to be considered for employment by Purchaser, and will offer in writing employment to those Persons for whom Purchaser in its sole discretion determines a need. If Purchaser fails to offer such employment to all of such Persons, Purchaser shall not, as a result of such failure, otherwise be in default under this Agreement, but shall be required to reimburse Seller for severance benefits paid by Seller to each such Person not offered employment by Purchaser; provided, that such reimbursement shall not exceed that amount determined by multiplying each such employee's normal weekly wage by twelve
(12). Persons offered employment with Purchaser will be offered employment at their current work location with compensation and benefits comparable to those provided to Purchaser's current employees performing similar tasks, or, if none, with compensation and benefits comparable to those provided by Seller Such offers shall be made prior to Closing, but shall be contingent upon the occurrence of Closing and such employment shall not commence until Closing. If any such Person employed by Purchaser is terminated by Purchaser within six (6) months of Closing, Purchaser shall pay such Person a severance benefit equal to the amount determined by multiplying each such employee's normal weekly wage by ten (10). Purchaser shall have no obligation under this Section 13.20 with respect to Persons offered employment by Purchaser pursuant to this Section
13.20 who decline such employment, except that the foregoing provisions shall apply to the extent that such Person accepts employment with Purchaser or any of its Affiliates within twelve (12) months of Closing.

         13.21. Time of Performance. Time is of the essence in the performance of all covenants and obligations under this Agreement.

         13.22. No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

         13.23. Express Negligence Rule; Conspicuousness. BUYER ACKNOWLEDGES THAT THE PROVISIONS IN THIS AGREEMENT THAT ARE SET OUT IN ITALICS, IN BOLD, UNDERLINE OR CAPITALS (OR ANY COMBINATION THEREOF) SATISFY THE REQUIREMENTS FOR THE EXPRESS NEGLIGENCE RULE AND/OR ARE CONSPICUOUS.

         13.24. Arbitration. Because of the high cost of litigation in dollars, time and resources, Purchaser and Seller intend to and do hereby establish an efficient, fair and binding out-of-court dispute resolution procedure to be followed in the unlikely event any claim or controversy should arise between the Parties after the date hereof out of or concerning in any respect any of the following:

                 (1) the Property or Assets or either Seller's or Purchaser's conduct with respect to the Property or Assets, either before, on, or after the Effective Time, or

                 (2) the conduct of Seller or Purchaser prior to the execution of this Agreement or the conduct of Seller or Purchaser prior to the Closing Date or Effective Time (whichever is later), or

                 (3) the performance, applicability, validity, enforceability, or interpretation of the Agreement or any provision in this Agreement or any Closing or post-Closing documents.


                 Accordingly, Purchaser, its successors, and assigns, and Seller its successors and assigns agree that any Claim or controversy as described above of whatever nature, including, any action in tort, contract, or any statutory action (hereinafter referred to as "Disputed Claim" in this section), or the arbitrability of any such Disputed Claim, shall be resolved in accordance with the terms, conditions, and procedures set forth in Schedule
13.24 and will be binding on Purchaser, its successors, and assigns, and Seller. Neither Purchaser, its successors, or assigns, nor Seller its successors and assigns will prosecute or commence any suit or action against the other Party relating to any matters that are subject to this Section 13.24.

                 Notwithstanding the above, any Disputed Claim by Purchaser for which Purchaser has given notice to Seller on or prior to Closing that is not settled prior to Closing and any Disputed Claim by either Party arising out of facts that are the subject of existing or prospective litigation filed by a third party at any time against Purchaser or Seller will, at Seller's sole option, not be subject to this Section 13.24.

         13.25.  Filing and Recording.   Purchaser will file or record the
various originals of the Assignment and Bill of Sale and other conveyancing documents promptly after Closing at Purchaser's sole cost. The recording Party will provide either the original or photocopies of the recorded documents, including the recording data, to the non-recording Party promptly. If Purchaser fails to promptly record such documents then Seller may record such documents. Purchaser will reimburse Seller for the costs of filing, recording, and other reasonable fees actually incurred by Seller if Seller records or files said documents, such costs or fees to be used in the Final Accounting Settlement.


EXECUTED as of the date first set forth above.

                          SELLER:

                          PIONEER NATURAL RESOURCES USA, INC.


                          By:
                                ------------------------------------------------


                          Name: Timothy L. Dove
                                ------------------------------------------------

                          Its:  Executive Vice President-Business Development
                                ------------------------------------------------


                          PURCHASER:

                          COSTILLA ENERGY, INC.


                          By:
                                -----------------------------------------------

                          Name: Clifford N. Hair, Jr.
                                -----------------------------------------------

                          Its:  Senior Vice President-Land
                                -----------------------------------------------